Exhibit 10.2

Execution Version

PUBLISHED DEAL CUSIP NO. ____________

PUBLISHED FACILITY CUSIP NO. ____________

________________________________________________________

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

dated as of July 3, 2013

among

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC,

as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS LENDING PARTNERS LLC,

DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents,

and

DEUTSCHE BANK AG NEW YORK BRANCH
as Administrative Agent, Collateral Agent and Documentation Agent

_________________________

$120,000,000 Senior Secured Second Lien Credit Facilities

________________________________________________________

i

4.7	Historical Financial Statements	64
4.8	Projections	65
4.9	No Material Adverse Effect	65
4.10	[Reserved.]	65
4.11	Adverse Proceedings, Etc.	65
4.12	Payment of Taxes	65
4.13	Properties	65
4.14	Environmental Matters	66
4.15	No Defaults	66
4.16	[Reserved.]	66
4.17	Governmental Regulation.	67
4.18	Federal Reserve Regulations; Exchange Act	67
4.19	Employee Matters	67
4.20	Employee Benefit Plans	67
4.21	Certain Fees.	68
4.22	Solvency	68
4.23	Related Agreements.	68
4.24	Compliance with Statutes, Etc.	68
4.25	Disclosure	68
4.26	[Reserved.]	69
4.27	PATRIOT Act	69
4.28	Post-Closing Obligations	69

Section 5	AFFIRMATIVE COVENANTS	69

5.1	Financial Statements and Other Reports	69
5.2	Existence	72
5.3	Payment of Taxes	72
5.4	Maintenance of Properties	72
5.5	Insurance	73
5.6	Books and Records; Inspections	73
5.7	Lender Calls	73
5.8	Compliance with Laws	73
5.9	Environmental	74
5.10	Subsidiaries	75
5.11	Additional Material Real Estate Assets	76
5.12	Gaming Entities Pledge Agreement	76
5.13	Further Assurances	76
5.14	[Reserved.]	76
5.15	Maintenance of Ratings	76
5.16	Cash Management Systems.	76
5.17	Designation of Subsidiaries	77

Section 6	NEGATIVE COVENANTS	77

6.1	Indebtedness	77
6.2	Liens	81
6.3	No Further Negative Pledges	84
6.4	Restricted Junior Payments	84
6.5	Restrictions on Subsidiary Distributions	85
6.6	Investments	86

ii

6.7	Financial Covenants	88
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	89
6.9	Disposal of Subsidiary Interests	91
6.10	Sales and Leasebacks	91
6.11	Transactions with Shareholders and Affiliates	91
6.12	Conduct of Business	92
6.13	Amendments or Waivers of Organizational Documents	92
6.14	Amendments or Waivers of with respect to Certain Indebtedness	92
6.15	Fiscal Year	92

Section 7	GUARANTY	92

7.1	Guaranty of the Obligations	92
7.2	Contribution by Guarantors	93
7.3	Payment by Guarantors	93
7.4	Liability of Guarantors Absolute	94
7.5	Waivers by Guarantor	95
7.6	Guarantors’ Rights of Subrogation, Contribution, Etc.	96
7.7	Subordination of Other Obligations	96
7.8	Continuing Guaranty	97
7.9	Authority of Guarantors or Borrower	97
7.10	Financial Condition of Borrower	97
7.11	Bankruptcy, Etc.	97
7.12	Release of Guarantors	98
7.13	Keepwell.	98

Section 8	EVENTS OF DEFAULT	98

8.1	Events of Default	98
8.2	Borrower’s Right to Cure	101

Section 9	AGENTS	102

9.1	Appointment of Agents	102
9.2	Powers and Duties	102
9.3	General Immunity	103
9.4	Agents Entitled to Act as Lender	104
9.5	Lenders’ Representations, Warranties and Acknowledgment	104
9.6	Right to Indemnity	105
9.7	Successor Administrative Agent, Collateral Agent	105
9.8	Collateral Documents and Guaranty	106
9.9	Withholding Taxes	108
9.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	108

Section 10	MISCELLANEOUS	109

10.1	Notices	109
10.2	Expenses	111
10.3	Indemnity	112
10.4	Set-Off	113
10.5	Amendments and Waivers	113

iii

10.6	Successors and Assigns; Participations	115
10.7	Independence of Covenants	122
10.8	Survival of Representations, Warranties and Agreements	122
10.9	No Waiver; Remedies Cumulative	122
10.10	Marshaling; Payments Set Aside	123
10.11	Severability	123
10.12	Obligations Several; Independent Nature of Lenders’ Rights	123
10.13	Headings	123
10.14	APPLICABLE LAW	123
10.15	CONSENT TO JURISDICTION	124
10.16	WAIVER OF JURY TRIAL	124
10.17	Confidentiality	125
10.18	Usury Savings Clause	126
10.19	Effectiveness; Counterparts	126
10.20	Entire Agreement	126
10.21	PATRIOT Act	126
10.22	Electronic Execution of Assignments	126
10.23	No Fiduciary Duty	127
10.24	Gaming Authorities	127
10.25	Certain Matters Affecting Lenders	127
10.26	NRS 40.459(1)(c).	128

iv

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.13	Real Estate Assets
	4.28	Post-Closing Obligations
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.6	Certain Investments

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D-1	Affiliate Assignment and Assumption Agreement
	D-2	Assignment and Assumption Agreement
	E	Certificate re Non-Bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Pledge and Security Agreement
	I-1	Mortgage Agreement
	I-2	Landlord Personal Property Collateral Access Agreements
	J	Gaming Entities Pledge Agreement
	K	Intercompany Note
	L	Joinder Agreement
	M	Modified Dutch Auction Procedures
	N	Intercreditor Agreement
	O	Incumbency Certificate
	P	Perfection Certificate

v

SECOND LIEN CREDIT AND GUARANTY AGREEMENT

This SECOND LIEN CREDIT AND GUARANTY AGREEMENT, dated as of July 3, 2013, is entered into by and among AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, a Delaware limited liability company (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS LENDING PARTNERS LLC (“Goldman Sachs”) and DEUTSCHE BANK SECURITIES INC. (“DBSI”), as Co-Syndication Agents (in such capacity, “Syndication Agents”), DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”) and as Documentation Agent (in such capacity, “Documentation Agent”), and Goldman Sachs and DBSI, as Joint Lead Arrangers (in such capacity, “Arrangers”) and Joint Bookrunners.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain Term Loans to Borrower, in an aggregate principal amount not to exceed $120,000,000, the proceeds of which will be used to retire, in part, Borrower’s 11% Senior Secured Notes due 2014 (the “Senior Notes”); and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and Borrower and each Guarantor have agreed to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a Second Priority Lien on all Collateral.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1        DEFINITIONS AND INTERPRETATION

1.1           Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness; provided that (i) the amount of “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business that shall be included in the definition of Acquisition Consideration shall equal the amount that Borrower determines in good faith at the time of such Permitted Acquisition is Borrower’s anticipated liability in respect thereof and (ii) Acquisition Consideration shall exclude usual and customary working capital adjustments (as determined in good faith by Borrower).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one (1) minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate with respect to Term Loans shall at no time be less than 1.25% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any other Credit Party, threatened in writing against or affecting any Credit Party or the property of any Credit Party.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person.

“Affiliate Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D-1, with such amendments or modifications as may be agreed by Administrative Agent.

“Agent” means each of (i) Administrative Agent, (ii) each Syndication Agent, (iii) Collateral Agent, (iv) Documentation Agent, (v) each Arranger, (vi) each Bookrunner and (vii) any other Person appointed under the Credit Documents to serve in an agent or similar capacity, including, without limitation, any Auction Manager.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

2

“Agreement” means this Second Lien Credit and Guaranty Agreement, dated as of July 3, 2013, as it may be amended, restated, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar Rate or Base Rate floor greater than the “floor” then in effect on the Term Loans or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees or other similar fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness or that are not generally shared by all Lenders providing such Indebtedness.

“ALTA” means the American Land Title Association, or any successor thereto.

“Anti-Money Laundering Laws” as defined in Section 4.27.

“Applicable Margin” means, with respect to Term Loans, 9.00% per annum for Term Loans that are Base Rate Loans and 10.00% per annum for Term Loans that are Eurodollar Rate Loans.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Aquarius Casino Resort” means that certain hotel and casino located on approximately 18 acres at 1900 South Casino Drive, Laughlin, Nevada, together with all other improvements and property thereon as described in the Mortgage related thereto and all related easements and other property agreements.

“Arizona Charlie’s Boulder” means that certain hotel and casino located on approximately 24 acres at 4575 Boulder Highway, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon as described in the Mortgage related thereto and all related easements and other property agreements.

3

“Arizona Charlie’s Decatur” means that certain hotel and casino located on approximately 17 acres at 740 S. Decatur Boulevard, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon as described in the Mortgage related thereto and all related easements and other property agreements, including any leased property.

“Arrangers” as defined in the preamble hereto.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued) and (ii) sales, leases or licenses out of other assets for aggregate consideration of less than $2,500,000 with respect to any transaction or series of related transactions, and solely for purposes of Section 2.14(a), dispositions of assets permitted by or expressly referred to in Sections 6.2, 6.8(k), 6.8(l), 6.8(m), 6.8(n) and 6.8(r).

“Assignment Agreement” means, as applicable, (a) an Assignment and Assumption Agreement substantially in the form of Exhibit D-2, with such amendments or modifications as may be approved by Administrative Agent or (b) an Affiliate Assignment Agreement.

“Assignment Effective Date” as defined in Section 10.6(b).

“Associated Equipment” as defined in NRS 463.0136.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction” as defined in Section 10.6(h)(i).

“Auction Manager” means (a) any Arranger, as determined by Borrower, or any of its respective Affiliates or (b) any other financial institution or advisor agreed by Borrower and Arrangers (whether or not an affiliate of any Arranger) to act as an arranger in connection with any repurchases pursuant to Section 10.6(h) or Section 10.6(j).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that any Authorized Officer of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer (other than the Authorized Officer delivering such incumbency certificate).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

4

“Basel III” means:

(a)          the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III”: A global regulatory framework for more resilient banks and banking systems”, “Basel III”: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)          the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)          any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the sum of (a) the Adjusted Eurodollar Rate (with respect to Term Loans, after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bona Fide Debt Fund” means, with respect to any Person, a bona fide diversified debt fund of such Person that has information barriers in place restricting the sharing of investment-related and other information between it and such Person; provided that such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such fund.

“Bookrunners” means Arrangers, in their capacity as joint lead arrangers and joint bookrunners under the Engagement Letter.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

5

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (as in effect on the date hereof), is or should be accounted for as a capital lease on the balance sheet of that Person. For the avoidance of doubt, operating leases shall also be accounted for in accordance with GAAP on the date hereof.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one hundred and eighty (180) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one hundred and eighty (180) days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above and has net assets of not less than $500,000,000 and (b) has either one of the two highest ratings obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, (i) at any time prior to consummation of a Qualified IPO, the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) or (2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Borrower, measured by voting power rather than number of shares; provided that no Change of Control shall be deemed to have occurred solely as a result of a Person who was a Permitted Holder ceasing to be a Permitted Holder due to the termination by such Permitted Holder or their employer of such employment so long as Borrower is diligently taking commercially reasonable steps to replace such Permitted Holder with a Person or entity that qualifies as a Permitted Holder; (ii) at any time on or after consummation of a Qualified IPO, (I) any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than Permitted Holders (a)(x) shall have acquired beneficial ownership or control of 35% or more of the voting stock of Borrower and (y) shall have acquired beneficial ownership or control, of voting stock of Borrower in excess of those interests owned and controlled by Permitted Holders at such time, or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Borrower; or (II) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Continuing Directors; (iii) other than as a result of a transaction permitted by Section 6.8, the Borrower shall cease to beneficially own and control 100% of the voting stock of each of the Property Owners; or (iv) any “change of control” under the Second Lien Credit Agreement shall occur.

6

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments and (b) when used with respect to Loans or a proposed borrowing, refers to whether such Loans, or the Loans comprising such proposed borrowing, are Term Loans, New Term Loans or Extended Term Loans of a given series. Term Loan Commitments or New Term Loan Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of five Classes of term loan facilities under this Agreement.

“Closing Date” means the date on which the Term Loans are made, which occurred on July 3, 2013.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(i)(i).

“Closing Date Term Loan” means the term loans made pursuant to a Closing Date Term Loan Commitment.

“Closing Date Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan on the Closing Date and “Closing Date Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $120,000,000.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, the Gaming Entities Pledge Agreement, the Subordination Agreements, the Intercreditor Agreement, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means any Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

7

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, with respect to Borrower and its Restricted Subsidiaries on a consolidated basis for any period, Consolidated Net Income:

(a)          increased by, to the extent deducted in computing Consolidated Net Income (without duplication):

(i)          Consolidated Interest Expense; plus

(ii)         provisions for taxes based on income, profits or capital; plus

(iii)        total depreciation expense; plus

(iv)        total amortization expense; plus

(v)         all extraordinary or non-recurring losses, charges or expenses; plus

(vi)        all losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, on an after-tax basis; plus

(vii)       any non-cash compensation deduction as a result of any grant of stock or stock related instruments to current or former employees, officers, directors, consultants or members of management; plus

(viii)      any loss from disposed or discontinued operations and any net after tax losses on disposed or discontinued operations; plus

(ix)         any non-cash impairment charges (including in respect of goodwill or other intangible assets); plus

(x)          any amounts paid under the Highgate Agreement; plus

(xi)         the net income (loss) of any Person acquired by Borrower or a Restricted Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to pooling of interests for any period prior to the date of the acquisition); plus

(xii)        expenditures associated with opening new locations and venues within existing locations which are non-capital in nature and expensed as they are incurred; plus

(xiii)       (a) unusual costs, charges and expenses and (b) business optimization expenses, and restructuring charges and reserves for such period that in the case of clauses (a) and (b) do not exceed in the aggregate 15% of Consolidated Adjusted EBITDA (calculated without giving effect to this clause or Section 1.3), when combined with amounts added to Consolidated Adjusted EBITDA in respect of cost savings and synergies pursuant Section 1.3; provided that, with respect to each such business optimization expense or restructuring charge or reserve pursuant to subclause (b), the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve; plus

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(xiv)      any expenses or charges related any equity offering, acquisition or other Investment, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred under this Agreement including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, including any fees, expenses or charges related to the Transactions deducted in computing Consolidated Net Income for such period; plus

(xv)       any costs, charges and expenses associated with FF&E; plus

(xvi)      all other non-cash charges or expenses, including any write-offs and write downs, reducing Consolidated Net Income for such period; and

(b)          decreased by (without duplication) (i) non-cash gains relating to cash receipts or netting arrangements in a prior period to the extent such cash receipts or netting arrangements were included in the calculation of Consolidated Adjusted EBITDA in such prior period, (ii) cash payments during such period on account of accruals on or reserves added to Consolidated Adjusted EBITDA pursuant to clause (a) above, (iii) non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA for any prior period, (iv) all extraordinary or non-recurring gains; (v) all gains realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, on an after-tax basis; and (vi) all gains from disposed or discontinued operations and any net after tax gains on disposed or discontinued operations; and

(c)          increased or decreased by (without duplication) any net gain or loss resulting in such period with respect to obligations under any Hedge Agreement and the application of FASB Accounting Standards Codification 815.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Borrower and its Restricted Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a), (ii) which constitute a Permitted Acquisition permitted under Section 6.8, (iii) made by Borrower or any of its Restricted Subsidiaries to effect leasehold improvements to any property leased by Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (iv) made with the proceeds from the issuance of Equity Interests not constituting Disqualified Capital Stock of, or capital contributions to, Borrower permitted hereunder (excluding any equity contribution made pursuant to Section 8.2 and excluding any issuance of Equity or Capital contributions used for any other purpose permitted under this Agreement), (v) the portion of interest on Indebtedness incurred for capital expenditures, which is paid in cash or capitalized in accordance with GAAP, and (vi) the purchase price of equipment or other fixed assets that are purchased substantially contemporaneously with the trade-in of existing equipment or other fixed assets in the ordinary course of business but solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

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“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt or obligations under Capital Leases (including the Term Loan and First Lien Term Loan).

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i)          the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii)         the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Indebtedness (excluding repayments of Revolving Loans or Swing Line Loans, in each case under and as defined in the First Lien Credit Agreement, except to the extent the Revolving Commitments, under and as defined in the First Lien Credit Agreement, are permanently reduced in connection with such repayments) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), and (2) Consolidated Capital Expenditures, plus (b) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (c) the aggregate amount of Restricted Junior Payments made in Cash by Borrower or any of its Restricted Subsidiaries during such period pursuant to clauses (b), (c), (e), (i), (k) and (l) of Section 6.4 using Internally Generated Cash, except to the extent that such Restricted Junior Payments are made to fund expenditures that reduce Consolidated Net Income, plus (d) the aggregate amount of Investments made in Cash by Borrower or any of its Restricted Subsidiaries during such period pursuant to clauses (g), (n), (o), (s), and (w) of Section 6.6 using Internally Generated Cash, plus (e) the positive difference, if any, between (x) the sum of the aggregate amount of cash and cash equivalents required to be maintained by the provisions of applicable Gaming Laws to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons as of the first day of such period, minus, (y) the sum of the aggregate amount of cash and cash equivalents required to be maintained by the provisions of applicable Gaming Laws to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons as of the last day of such period, plus (f) the aggregate amount of cash fees, costs and expenses in connection with and any payments of, expenses related to the Transactions, to the extent not expensed and not deducted in calculating Consolidated Net Income, plus (g) losses, charges and expenses related to internal software development that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP, plus (h) Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds to the extent constituting Consolidated Net Income and to the extent Borrower is in compliance with the applicable mandatory prepayment requirements related thereto, plus (i) to the extent included in arriving at Consolidated Net Income, net realized gains (or minus net realized losses) on swap agreements or other derivative instruments entered into for the purpose of hedging interest rate risk arising from the Term Loans and the First Lien Term Loans, plus (j) cash indemnity payments received pursuant to indemnification provisions in any Credit Document, any Permitted Acquisition or any other Investment permitted under this Agreement, in each case that resulted in an increase to Consolidated Net Income (up to the amount of such increase), plus (k) any amounts included in Consolidated Adjusted EBITDA pursuant to subclause (xii) of the Consolidated Adjusted EBITDA, plus (l) cash payments by Borrower and its Restricted Subsidiaries during such Excess Cash Flow period in respect of long term liabilities of Borrower and such Restricted Subsidiaries (other than Indebtedness) to the extent funded from Internally Generated Cash), plus (m) without duplication of amounts deducted in arriving at such Consolidated Adjusted EBITDA or deducted from Retained Excess Cash Flow in prior Retained Excess Cash Flow periods, to the extent so elected by Borrower pursuant to a certificate of an authorized officer of Borrower delivered to Administrative Agent, the aggregate consideration required to be paid in cash by Borrower or any of its Restricted Subsidiaries pursuant to binding contracts entered into prior to or during such Retained Excess Cash Flow period relating to investments pursuant to Section 6.6(w) or Permitted Acquisitions or Capital Expenditures to be consummated or made prior to the next succeeding date after the end of such Retained Excess Cash Flow period on which the Borrower is obligated to make a prepayment pursuant to Section 2.14(d); provided that any amount so deducted in respect of such Consolidated Capital Expenditures and Permitted Acquisitions that will be made after the close of such Retained Excess Cash Flow period shall not be deducted again in a subsequent Excess Cash Flow period, plus (n) voluntary prepayments and repayments of the Term Loans permitted herein.

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“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases as determined in accordance with GAAP as well as interest required to be capitalized in accordance with GAAP) of Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and the net effect of Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.11(d) or (e) payable on or before the Closing Date.

“Consolidated Net Income” means, with respect to Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the aggregate of the net income (loss) of Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that the net income of any Person that is not a Restricted Subsidiary of such person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of such person during such period.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (a) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (b) current liabilities.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness of Borrower and its Restricted Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of Letters of Credit under and as defined in the First Lien Credit Agreement, except to the extent of unreimbursed amount thereunder.

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“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of Borrower and its Restricted Subsidiaries over Consolidated Current Liabilities of Borrower and its Restricted Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period. and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Borrower who: (1) was a member of such board of directors on the Closing Date or (2) was appointed, nominated for election or elected to such board of directors with the approval of (a) a majority of the Continuing Directors who were members of such board of directors at the time of such appointment, nomination or election or (b) the members of the Borrower.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, of the power (a) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto or (b) to vote more than 10% of the Equity Interests having voting power for the election of directors of such Person.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

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“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Loan.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Cure Period” as defined in Section 8.2.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“DBNY” as defined in the preamble hereto.

“DBSI” as defined in the preamble hereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discharge of First Lien Obligations” as defined in the Intercreditor Agreement.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control, Qualified IPO or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control, Qualified IPO or asset sale event are subject to the prior payment in full of all Obligations); provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interest solely because they may be required to be repurchased by Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

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“Disqualified Institution” means any Person that has been identified in writing on a list provided by Borrower to each of the Arrangers (and made available to all Lenders) on or prior to the date of the Engagement Letter, as such list may be supplemented from time to time after the date of the Engagement Letter in a writing delivered by Borrower to Administrative Agent and Arrangers (and made available to all Lenders) to add entities that have become either competitors or Affiliates of competitors (in each case identified by name) of Borrower or its Subsidiaries (other than a Bona Fide Debt Fund) after the Closing Date; provided, however, that no designation of a competitor or Affiliate of a competitor as a Disqualified Institution after the Closing Date shall (x) be effective until five (5) Business Days after the date of such designation or (y) serve to retroactively disqualify any Person that is a Lender at the time such designation becomes effective.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Earn Out Indebtedness” as defined in Section 6.1(d).

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Disqualified Institution, Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee (except assignments to (x) Goldman Sachs, Goldman Sachs Bank USA and any entity that is an Affiliate of Goldman Sachs that trades or invests in loans in the ordinary course of its business, (y) Borrower pursuant to Section 10.6(h) and (z) any Sponsor Affiliated Lender pursuant to Section 10.6(j)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Engagement Letter” as defined in Section 10.20.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment or health and safety as it relates to Hazardous Material exposure.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety, health and industrial hygiene as it relates to Hazardous Material exposure, or the protection of plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

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“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a Controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common Control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

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“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” of Borrower means (i) any Unrestricted Subsidiary, (ii) any Immaterial Subsidiary, (iii) any Subsidiary that is prohibited by applicable law, rule or regulation, in each case, from guaranteeing the Obligations, (iv) any Subsidiary that would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (v) any Subsidiary if, and for so long as, a Guarantee of the Obligations by such Subsidiary would result in material adverse tax consequences to Borrower or one of its Subsidiaries as reasonably determined by Borrower (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), (vi) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary, (vii) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code and (viii) any direct or indirect Domestic Subsidiary that does not own any material assets other than the Equity Interests or Indebtedness of one or more direct or indirect Foreign Subsidiaries described in clause (vii) of this definition.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

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“Excluded Taxes” means, in the case of each Lender, Administrative Agent or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, the following Taxes, including interest, penalties or other additions relating thereto:

(a)          taxes imposed on its overall net income (however denominated) and franchise and similar taxes imposed on it, that are (x) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or Administrative Agent is incorporated or organized or the jurisdiction in which such Lender’s or Administrative Agent’s principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (y) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement);

(b)          any branch profits taxes imposed by the United States or any similar tax imposed by any jurisdiction described in clause (a);

(c)          any withholding Tax that is attributable to a Lender’s failure to comply with Sections 2.20(c) or 2.20(g); and

(d)          any U.S. federal withholding taxes imposed under FATCA.

“Existing Class” as defined in Section 2.25(a).

“Existing Indebtedness” means Indebtedness and other obligations outstanding under the Senior Notes.

“Existing Term Loans” as defined in Section 2.25(c)(ii).

“Extended Maturity Date” as defined in Section 2.25(a).

“Extended Term Loans” as defined in Section 2.25(c)(ii).

“Extending Lender” as defined in Section 10.5(c)(viii).

“Extension” as defined in Section 2.25(a).

“Extension Amendment” as defined in Section 2.25(f).

“Extension Offer” as defined in Section 2.25(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (effective as of the date hereof) (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” as defined in Section 4.27.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“FF&E” means all fixtures, furniture, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the improvements at any Facility), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of that portion of improvements at any Facility to be used as a hotel or a casino, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel, gaming and spa equipment necessary for the operation of any portion of the improvements at any Facility, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking spaces, spa and recreational facilities, (iii) design and project fees, shipping costs, taxes and installation, and (iv) all other furnishings and equipment as Borrower deems necessary or desirable for the operation of that portion of improvements at any Facility to be used as a hotel or casino.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Lien Cap” has the meaning assigned to that term in the Intercreditor Agreement.

“First Lien Credit Agreement” means that certain “First Lien Credit Agreement” as defined in the Intercreditor Agreement.

“First Lien Incremental Loans” means “New Term Loans” made under (and as defined in) the First Lien Credit Agreement.

“First Lien Documents” means the “First Lien Documents” as defined in the Intercreditor Agreement.

“First Lien Loan Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

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“First Lien Term Loan” means each “Term Loan” and “New Term Loan” as defined in the First Lien Credit Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Former Lender” as defined in Section 10.25(a).

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Gaming Authorities” means the applicable gaming board, commission or other Governmental Authority responsible for interpreting, administering and enforcing the Gaming Laws applicable to Borrower, any other Credit Party or the assets that they own, lease, license or operate, including without limitation, the Nevada Gaming Authorities.

“Gaming Boards” means, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other federal, state or local agency having jurisdiction over the gaming operations of the Credit Parties.

“Gaming Laws” means all laws, rules, regulations (including, but not limited to, the Nevada Regulations), orders and other enactments applicable to casino gaming privileges, operations or activities with respect to Borrower, any other Credit Party or the assets that they own, lease, license or operate, as applicable, as in effect from time to time, including the policies, interpretations and administration thereof by any Gaming Authority, including, without limitation, the Gaming Licenses.

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“Gaming Entities Pledge Agreement” means the Second Lien Gaming Entities Pledge Agreement by and among Borrower, Stratosphere Holding LLC, Charlie’s Holding LLC, and the Collateral Agent, and any Credit Party pledging equity interests in any other Credit Party licensed by or registered with the Gaming Authorities, substantially in the form of Exhibit J, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Gaming Licenses” means any licenses, permits, franchises, approvals, regulations, orders of registration, findings of suitability or other authorizations from any Gaming Authority or other Governmental Authority required to own, develop, lease or operate (directly or indirectly) any Credit Party’s assets because of the gaming operations conducted or proposed to be conducted thereat or by any Credit Party, including all such licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations granted under Gaming Laws or any other applicable laws related thereto.

“Goldman Sachs” as defined in the preamble hereto.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner with competent jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government, including, without limitation, any Gaming Authority.

“Governmental Authorization” means any permit, license (including, without limitation, Gaming Licenses), approval, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Subsidiary of Borrower that is not an Excluded Subsidiary.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, which is regulated by any Governmental Authority under any Environmental Law or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past or present activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.

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“Highgate Agreement” means that certain Consulting Agreement, dated as of February 20, 2008, by and between Borrower and HHLV Consulting LP, as amended through the date of this Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Borrower and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Borrower and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements and at least forty-five (45) days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six - or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), accompanied by a Financial Officer Certification with respect thereto.

“Illegality Event” as defined in Section 2.18(b).

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary whose total assets, as of that date, are less than 2.5% of the Consolidated Net Tangible Assets of Borrower and its Restricted Subsidiaries and whose gross revenues for the most recent 12-month period do not exceed 2.5% of the consolidated gross revenues of Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that a Subsidiary may not be designated as an Immaterial Subsidiary if at the time of the designation (i) the total assets of all Immaterial Subsidiaries, in the aggregate, shall exceed 5.0% of the Consolidated Net Tangible Assets of Borrower and its Restricted Subsidiaries at such date or (ii) the gross revenues of all Immaterial Subsidiaries, in the aggregate, shall exceed 5.0% of the consolidated gross revenues of Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Increased Amount Date” as defined in Section 2.24(a).

“Increased-Cost Lenders” as defined in Section 2.23.

“Incremental Amendment” as defined in Section 2.24(h).

“Incremental Commitments” as defined in Section 2.24(a).

“Incremental Loan” as defined in Section 2.24(b).

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“Indebtedness” means, as applied to any Person, without duplication, all of the following (excluding the current portion of accrued liabilities in the ordinary course of business) (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (but in any case excluding trade and other accounts payable in the ordinary course of business and not more than ninety (90) days past due and customer deposits in the ordinary course of business); (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations to the extent required to be reflected by Borrower on its consolidated balance sheet in accordance with GAAP (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (but in any case excluding trade and other accounts payable in the ordinary course of business and not more than ninety (90) days past due and customer deposits in the ordinary course of business); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but limited to the lower of (A) the fair market value of such property and (B) the amount of the Indebtedness that is secured; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another to the extent such obligations would constitute Indebtedness pursuant to clauses (i) through (vii) hereof; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee of Indebtedness of another pursuant to clauses (i) through (vii) hereof that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) the Net Mark-to-Market Exposure of any all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Interest Rate Agreement or Currency Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall (y) obligations under any derivative transaction, Interest Rate Agreement, Currency Agreement or Hedge Agreement be deemed “Indebtedness” for any purpose under Section 6.7, unless such obligations are payment obligations that relate to a derivatives transaction which has been terminated or (z) operating leases (other than Attributable Indebtedness with respect to Sale and Leaseback Transactions), customary obligations under employment agreements and deferred compensation be deemed “Indebtedness”.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the Engagement Letter (and any related fee letter) delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

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“Indemnitee” as defined in Section 10.3(a).

“Information” as defined in Section 10.17.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” has the meaning assigned to that term in the Pledge and Security Agreement.

“Interactive Gaming” as defined in NRS 463.016425.

“Interactive Gaming Systems” as defined in Nevada Regulation 14.010.

“Interactive Gaming Service Provider” as defined in NRS 463.677.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit N.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six-months (or, if agreed by each applicable Lender, any other period), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Maturity Date.

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“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute, unless otherwise provided herein.

“Internally Generated Cash” means, with respect to any period, any Cash of Borrower or any Subsidiary generated during such period, excluding Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds and any Cash that is received from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for payroll, moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of the Borrower be deemed a Joint Venture.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit I-2 with such amendments or modifications as may be approved by Collateral Agent.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan or Term Loan Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan Commitments or New Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

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“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be).

“License Revocation” means (a) the revocation, failure to renew or suspension of any Gaming License or (b) the appointment of a receiver, trustee or similar official by the Gaming Authorities with respect to any Credit Party, any casino owned, leased or operated by any Credit Party, or any Gaming License.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities (other than Securities representing an interest in a Joint Venture or Unrestricted Subsidiary), any purchase option, call or similar right of a third party with respect to such Securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan” means a Term Loan.

“Margin Stock” as defined in Regulation U.

“Market Disruption Event” as defined in Section 2.18(a).

“Material Adverse Effect” means a material adverse effect with respect to (i) the business, operations, properties, assets or financial condition of Borrower and its Restricted Subsidiaries taken as a whole; (ii) the ability of any Credit Party to perform its material Obligations under the Credit Documents; or (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits of Administrative Agent and any Lender or Secured Party under the Credit Documents (other than in respect of any circumstances specific to the Administrative Agent, a given Lender or other Secured Party).

“Material Real Estate Asset” means (i) all fee owned Real Estate Asset having a fair market value in excess of $5,000,000 as of the date of the acquisition thereof, (ii) all Leased Properties subject to a ground lease, and (iii) all other Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $5,000,000 per annum.

“Maturity Date” means, except to the extent extended pursuant to Section 2.25, (i) with respect to the Term Loans, the earlier of (a) the date that is six and one-half years after the Closing Date, and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise, and (ii) with respect to New Term Loans, the date on which a Class of New Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Amendment, including by acceleration or otherwise.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage or deed of trust substantially in the form of Exhibit I-1 with such modifications as may be required by or advisable under applicable law, as it may be amended, restated, supplemented or otherwise modified from time to time.

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“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate; provided that a narrative report that complies in all material respects with the applicable requirement under the Exchange Act for a “Management Discussion and Analysis” shall be deemed to satisfy the requirement.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so actually received) received by Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any costs and expenses incurred by Borrower or its Restricted Subsidiaries in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities, contributions, cost sharings and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Restricted Subsidiaries in connection with such Asset Sale and (d) fees paid for legal, financial advisory, accounting, placement, underwriting or similar services and any printer costs in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, Borrower in a Qualified IPO (other than pursuant to any employee stock or stock option compensation plan), net of underwriting and placement discounts and commissions and other customary costs and expenses associated therewith, including reasonable legal, accounting and printer fees and expenses (including SOX compliance costs).

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Borrower or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any costs and expenses incurred by Borrower or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Restricted Subsidiary in respect thereof, and (b) any costs and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

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“New Term Loan Commitments” as defined in Section 2.24(a).

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.24(a).

“New Term Loans” as defined in Section 2.24(b).

“Nevada Gaming Authorities” means the Nevada State Gaming Control Board, the Nevada Gaming Commission, Clark County, Nevada and the City of Las Vegas, Nevada.

“Nevada Regulations” means the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board, and all amendments and additions thereto, existing from time to time.

“NRS” means the Nevada Revised Statutes.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Borrower or its Affiliates or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Borrower, its Subsidiaries or their Securities.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a Term Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended and (v) with respect to any other entity, similar organizational documents. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

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“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(w).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit P.

“Permits” means any and all franchises, licenses (including, without limitation, Gaming Licenses), certificates of occupancy, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any applicable laws (including Environmental Laws).

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i)          immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii)         all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws;

(iii)        in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, 100% by Borrower or a Restricted Subsidiary, and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a direct or indirect Subsidiary of Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)        Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;

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(v)         Solely in the case of any such acquisition in respect of which the Acquisition Consideration exceeds $25,000,000, Borrower shall have delivered to Administrative Agent (A) at least two Business Days prior to the proposed consummation of the acquisition (or such shorter period as may be agreed by Administrative Agent) a Compliance Certificate evidencing compliance with Section 6.7 as required under clause (iv) above; and

(vi)        any Person or assets or division as acquired in accordance herewith shall be in a Permitted Business.

“Permitted Business” means the casino gaming, Interactive Gaming, operations as an Interactive Gaming Service Provider, hotel, retail, conference center and entertainment mall and resort business and any activity or business incidental, ancillary to, supportive of, related or similar thereto (including owning interests in Subsidiaries, operating a conference center and meeting facilities, owning and operating or licensing the operation of retail and entertainment facilities and acting as manager, operator, partner or consultant to Affiliates or third parties engaged in such business), or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Holder” means, collectively, (i) any one or more of Sponsor, W2007 Finance Sub, LLC, Whitehall Parallel Global Real Estate Limited Partnership 2007, The Goldman Sachs Group, Inc., Strat Hotel Investor, L.P. and any subsidiary of any one or more of the foregoing and/or (ii) any members, managers, directors and senior officers of Borrower.

“Permitted Incremental Debt” as defined in Section 6.1(q).

“Permitted Incremental First Lien Debt” means “Permitted Incremental Debt” under and as defined in the First Lien Credit Agreement as in effect on the date hereof.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing Indebtedness” means any Indebtedness of Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has (i) a final maturity date that is more than 90 days after the Maturity Date, and (ii) a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, in each case of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment, such Permitted Refinancing Indebtedness is subordinated in right of payment to Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security (except as otherwise expressly permitted herein), than the Indebtedness being refinanced, replaced, defeased or discharged; (e) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being refinanced) on terms no less favorable to the lenders in respect of such Indebtedness than those contained herein and (f) the proceeds of such Permitted Refinancing Indebtedness are used concurrently with the issuance thereof to repay the Indebtedness being refinanced.

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“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(p).

“Pledge and Security Agreement” means the Second Lien Pledge and Security Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit H, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may otherwise make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower and each Lender.

“Properties” means the Stratosphere, the Aquarius Casino Resort, Arizona Charlie’s Decatur, Arizona Charlie’s Boulder and any other casino or other gaming property owned, developed or otherwise acquired by Borrower or any of its Subsidiaries and required to be included as part of the Collateral. A “Property” means any of the foregoing Properties and other properties that may be acquired.

“Property Owner” means, W2007 Stratosphere Propco, L.P., W2007 Stratosphere Land Propco, L.P., W2007 Aquarius Propco, L.P., W2007 Arizona Charlie’s Propco, L.P. and W2007 Fresca Propco, L.P., individually or collectively as the context may require.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular Class, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that Class by (b) the aggregate New Term Loan Exposure of all Lenders with respect to that Class. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Projections” as defined in Section 4.8.

“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to Borrower, its Subsidiaries or their Securities.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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“Qualified IPO” means the issuance by Borrower or any direct or indirect parent company of Borrower of its common Equity Interests to a Person other than a Permitted Holder for aggregate proceeds of at least $50,000,000 in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission (or any Governmental Authority succeeding to any of its principal functions) in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Collateral Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” means, collectively, the First Lien Documents and the documents governing the repayment and defeasance of the Senior Notes and evidencing the release of all liens in respect thereof.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.2.

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“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure and/or New Term Loan Exposure and representing more than 50% of the aggregate Voting Power Determinants of all Lenders; provided that the amount of Voting Power Determinants shall be determined with respect to any Sponsor Affiliated Lender (other than a Sponsor Affiliated Institutional Lender), by deeming such Sponsor Affiliated Lender to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliated Lenders (except as provided in Section 10.6(j)(iv)).

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent of Borrower) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness and Permitted Incremental Debt that is secured by a Lien on the Collateral that is junior to the Lien of the Collateral Agent on the Collateral securing the Obligations.

“Restricted Subsidiary” means any subsidiary other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary in accordance with Section 5.16, such subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retained Excess Cash Flow” means, at any date of determination, an amount equal to Consolidated Excess Cash Flow for all Consolidated Excess Cash Flow periods ending on or prior to the date of determination, less, the sum of:

(a)          prior to the Discharge of First Lien Obligations, any Consolidated Excess Cash Flow for all such Consolidated Excess Cash Flow periods required to be used to prepay the First Lien Loans pursuant to Section 2.14(d) of the First Lien Credit Agreement (determined without giving effect to any reduction contemplated by clause (ii) of Section 2.14(d) of the First Lien Credit Agreement) and, (ii) after the Discharge of First Lien Obligations, any Consolidated Excess Cash Flow for all such Consolidated Excess Cash Flow periods required to be used to prepay the Loans pursuant to Section 2.14(d) (determined without giving effect to any reduction contemplated by clause (ii) of Section 2.14(d)), but, in the case of each of the foregoing clauses (i) and (ii), excluding all voluntary prepayments already credited in the Consolidated Excess Cash Flow calculation);

(b)          the aggregate amount of Restricted Junior Payments made pursuant to Section 6.4(f) and, without duplication, pursuant to Section 6.4(f) of the First Lien Credit Agreement; and

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(c)          the aggregate amount of Investments made from Retained Excess Cash Flow pursuant to Section 6.6(v) and, without duplication, pursuant to Section 6.6(v) of the First Lien Credit Agreement.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” as defined in Section 6.10.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is junior to the Lien on the Collateral securing the Obligations under and as defined in the First Lien Credit Agreement.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” as defined in the recitals hereto.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Borrower substantially in the form of Exhibit F-2.

“Solvent” means, with respect to the Borrower and its Restricted Subsidiaries (taken as a whole) on a particular date, that on such date (a) the fair value of the property of the Borrower and its Restricted Subsidiaries (taken as a whole) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Restricted Subsidiaries (taken as a whole), (b) the present fair salable value of the assets of the Borrower and its Restricted Subsidiaries (taken as a whole) is not less than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries (taken as a whole) on their debts as they become absolute and matured, (c) the Borrower and its Restricted Subsidiaries (taken as a whole) do not intend to, and do not believe that they will, incur debts or liabilities beyond such their ability to pay as such debts and liabilities mature, and (d) the Borrower and its Restricted Subsidiaries (taken as a whole) are not engaged in business or a transaction, and the Borrower and its Restricted Subsidiaries (taken as a whole) are not about to engage in business or a transaction, for which such the property of the Borrower and its Restricted Subsidiaries (taken as a whole) would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” as defined in Section 8.2.

“Sponsor” means W2007/ACEP Holdings, LLC, a Delaware limited liability company.

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“Sponsor Affiliated Institutional Lender” means any Affiliate of Sponsor (excluding Borrower, its Subsidiaries, Goldman Sachs, Goldman Sachs Bank USA and any entity that is an Affiliate of Goldman Sachs that trades or invests in loans in the ordinary course of its business) that is a bona fide diversified debt fund that has information barriers in place restricting the sharing of investment-related and other information between it and the Sponsor; provided that the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of any such fund.

“Sponsor Affiliated Lender” means any Affiliate of Borrower excluding (i) Borrower or any of its Subsidiaries, (ii) any natural person and (iii) for the avoidance of doubt, Goldman Sachs, Goldman Sachs Bank USA and each entity that is an Affiliate of Goldman Sachs that trades or invests in loans in the ordinary course of its business.

“Stratosphere” means that certain hotel, casino, tower and vacant land located on approximately 34 acres at 2000 Las Vegas Boulevard South, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon as described in the Mortgage related thereto and all related easements and other property agreements.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subordinated Indebtedness” means any subordinated Indebtedness permitted under Section 6.1(c).

“Subordination Agreements” means (i) that certain Subordination of Operating Lease, dated as of the date hereof, by and between the Collateral Agent, W2007 Fresca Propco, L.P. and Fresca, LLC; (ii) that certain Subordination of Operating Lease, dated as of the date hereof, by and between the Collateral Agent, W2007 Stratosphere Propco, L.P. and Stratosphere Gaming LLC; (iii) that certain Subordination of Operating Lease, dated as of the date hereof, by and between the Collateral Agent, W2007 Arizona Charlie’s Propco, L.P. and Arizona Charlie’s, LLC; and (iv) that certain Subordination of Operating Lease, dated as of the date hereof, by and between the Collateral Agent, W2007 Aquarius Propco, L.P. and Aquarius Gaming LLC.

“Substitute Lender” as defined in Section 10.25(a).

“Surviving Terms” as defined in Section 10.20.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” as defined in the preamble hereto.

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“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Term Loan” means a Term Loan made by a Lender to Borrower pursuant to Section 2.1(a) and a New Term Loan.

“Term Loan Commitment” means the Closing Date Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Closing Date Term Loan Commitment.

“Term Loan Increase” as defined in Section 2.24(a).

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.23.

“Title Policy” as defined in Section 3.1(i)(iv).

“Total Leverage Ratio” means the ratio, as of the last day of any Fiscal Quarter, of (i) Consolidated Total Debt of Borrower and its Restricted Subsidiaries less Unrestricted Cash of Borrower and its Restricted Subsidiaries to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Transactions” means the transactions contemplated by the Credit Documents and the Related Agreements.

“Treasury Rate” means, as of any date of voluntary or mandatory prepayment, repricing or effective refinancing of the Term Loans, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Closing Date; provided, however, that if the period from such date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means all unrestricted Cash or Cash Equivalents of Borrower and its Restricted Subsidiaries (excluding all cash and cash equivalents required by the Applicable Gaming Authorities to be maintained by Borrower and its Restricted Subsidiaries to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons).

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“Unrestricted Subsidiary” means any subsidiary of Borrower designated by the board of directors (or similar governing body) of Borrower as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the date hereof. Borrower may designate any subsidiary of Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Borrower or any Subsidiary of Borrower (other than any Subsidiary of the Subsidiary to be so designated); provided, that no Subsidiary to be so designated or any of its Subsidiaries has, at the time of designation, or thereafter creates, incurs, issues, assumes, guarantees or otherwise becomes directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Borrower or any Restricted Subsidiary.

“U.S. Lender” as defined in Section 2.20(c).

“Voting Power Determinants” means, collectively, Term Loan Exposure and/or New Term Loan Exposure.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“Withdrawal Period” as defined in Section 10.25(b).

“Yield Maintenance Amount” as defined in Section 2.13(c).

1.2           Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provisions hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (i) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) Borrower or Administrative Agent shall act in good faith to amend this Agreement to eliminate the effect of such change. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

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1.3           Pro forma Calculations.

With respect to any applicable period during which any acquisition (other than acquisitions in the ordinary course of business), Investment (other than intercompany Investments between or among Borrower or any Restricted Subsidiary or Investments in the ordinary course of business), disposition, merger or similar event occurs as permitted pursuant to the terms hereof, the financial covenants set forth in Section 6.7 shall be calculated with respect to such period and such acquisition, Investment, disposition, merger or similar event on a “pro forma basis” as if such acquisition, investment, disposition, merger or similar event occurred on the first day of such period. Pro forma calculations made pursuant to this Section 1.3 shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of cost savings and synergies projected by the Borrower in good faith to be realizable within 12 months after the consummation of the relevant transaction; provided that (i) increases to Consolidated Adjusted EBITDA shall be limited to cost savings and synergies for relevant transactions that the Borrower or any of its Restricted Subsidiaries have determined to consummate or have consummated, which cost savings and synergies are either (x) permitted by Regulation S-X of the Exchange Act or are (y) quantifiable, factually supportable, reasonably identifiable and supported by an officer’s certificate delivered to the Administrative Agent, (ii) such cost savings and synergies shall be calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period and as if such cost savings and synergies were realized during the entirety of such period, (iii) such cost savings and synergies shall be calculated net of the amount of actual benefits realized during the relevant applicable period from such actions; (iv) any increase in Consolidated Adjusted EBITDA in respect of such cost savings and synergies shall not, together with the amount by which Consolidated Adjusted EBITDA is increased pursuant to clause (xiii) of the definition of “Consolidated Adjusted EBITDA,” exceed in the aggregate fifteen percent (15%) of Consolidated Adjusted EBITDA (calculated without giving effect to this clause or Section 1.3) and (v) the effect of any such cost savings and synergies shall be without duplication of any other increase to Consolidated Adjusted EBITDA pursuant to this Section or any of the provisions of the definition thereof. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.4           Interpretation, Etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

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Section 2        LOANS

2.1           Term Loans.

(a)       Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender’s Closing Date Term Loan Commitment.

Borrower may make only one borrowing under the Closing Date Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date applicable to such Term Loans. Each Lender’s Closing Date Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term Loan Commitment on such date.

(b)      Borrowing Mechanics for Term Loans.

(i)          Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) the Closing Date with respect to Base Rate Loans and (y) three (3) days prior to the Closing Date with respect to Eurodollar Rate Loans (or such shorter period as may be acceptable to Administrative Agent). Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)         Each Lender shall make its Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2         [Reserved.]

2.3         [Reserved.]

2.4         [Reserved.]

2.5         Pro Rata Shares; Availability of Funds.

(a)          Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Closing Date Term Loan Commitment or New Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

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(b)          Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Closing Date Term Loan Commitments and New Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6          Use of Proceeds. The proceeds of the Term Loans made on the Closing Date, together with the proceeds of the First Lien Term Loan made on the Closing Date and cash on hand, shall be applied by Borrower to retire all of the Senior Notes and to pay fees, commissions and expenses in connection therewith.

2.7          Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)          Register. Administrative Agent (or its agent or sub-agent appointed by it), solely for this purpose acting as a non-fiduciary agent of the Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans, (ii) the identity of the other Lender’s (but, except with respect to Borrower, not any information with respect to such other Lenders’ Loans) and (iii) any entry relating to the Loans of Sponsor Affiliated Lenders) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

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(c)          Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or New Term Loan, as the case may be.

2.8          Interest on Loans. (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)          if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)         if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)          The basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)          In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)          Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

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(e)          Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)          [Reserved.]

(g)          [Reserved.]

2.9          Conversion/Continuation.

(a)          Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i)          to convert at any time all or any part of any Term Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii)         upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b)          Subject to Section 3.2(b), Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.10       Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g), the principal amount of all Loans outstanding, and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

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2.11       Fees.

(a)          Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan a closing fee in an amount equal to 3.00% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loan as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b)          In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12       Repayment. The principal amounts of the Term Loans shall be repaid in full no later than the Maturity Date applicable to such Term Loans.

2.13       Voluntary Prepayments.

(a)          Voluntary Prepayments.

(i)          Any time and from time to time:

(1)         with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or the outstanding amount of such Base Rate Loans); and

(2)         with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or the outstanding amount of such Eurodollar Rate Loans).

(ii)         All such prepayments shall be made:

(1)         upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2)         upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, however, any such notice may state that the date of such prepayment of the Loans is conditioned upon the effectiveness of another specified financing or other event, in which case the date of such reduction or termination may be delayed or the notice may be revoked by Borrower (by written notice to Administrative Agent) if such financing specified therein is not consummated. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

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(b)          [Reserved.]

(c)          Term Loan Call Protection. The Term Loans may not be repaid (voluntarily or mandatorily), repriced or refinanced through any waiver, consent or amendment on or prior to the second anniversary of the Closing Date; provided, however, if all or any portion of the Term Loans is so prepaid, repriced or refinanced on or prior to the first anniversary of the Closing Date, such repayment, repricing or refinancing will be made with a prepayment premium in an amount (the “Yield Maintenance Amount”) equal to the present value of the sum of (a) the Applicable Margin that would have been payable for Adjusted Eurodollar Rate applicable to Term Loans plus (b) the greater of (i) the Adjusted Eurodollar Rate “floor” (i.e. 1.25%) and (ii) the Adjusted Eurodollar Rate (assuming an Interest Period of three months in effect on the date on which the applicable notice of repayment or repricing is given), in each case calculated as a rate per annum on the amount of the principal of such Term Loans prepaid, repriced or effectively refinanced from the date of such prepayment, repricing or effective refinancing until the first anniversary of the Closing Date plus (c) the prepayment premium on the amount of the principal of such Term Loans prepaid, repriced or effectively refinanced that would have been payable on such Term Loans had such prepayment, repricing or effective refinancing been made after the second anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points). In the event that all or any portion of the Term Loans is prepaid for any reason, including pursuant to a “yank-a-bank” or similar provision in the Credit Documents (or repriced or effectively refinanced through any waiver, consent or amendment) (A) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, such prepayment, repricing or effective refinancing shall be made at 103.0% of the principal amount so prepaid, repriced or effectively refinanced or (B) on or after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, such prepayment, repricing or effective refinancing shall be made at 101.0% of the principal amount prepaid, repriced or effectively refinanced.

2.14       Mandatory Prepayments.

(a)          Asset Sales. Subject to the terms of the Intercreditor Agreement and Section 2.14(h), no later than the third Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest Net Asset Sale Proceeds within twelve months after receipt thereof (or if Borrower or such Restricted Subsidiary has committed to so invest such Net Asset Sale Proceeds in writing within such 12-month period, to invest such Net Asset Sale Proceeds within 18 months of the receipt thereof) in real estate, equipment and other fixed or capital assets used or useful in the business of Borrower and its Subsidiaries (or make an Investment in any Permitted Business of Borrower, any Guarantor or any Immaterial Subsidiary; provided, however, for purposes of clarity, if any such Investment in an Immaterial Subsidiary shall cause such Immaterial Subsidiary to cease to be an Immaterial Subsidiary, such Subsidiary shall be and become a Guarantor and pledge its assets, in each case in accordance with Section 5.10), in which case the amount of such Net Asset Sale Proceeds invested shall not be required to be applied to repay the Loans pursuant to Section 2.14(a).

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(b)          Insurance/Condemnation Proceeds. Subject to the terms of the Intercreditor Agreement and Section 2.14(h), no later than the third Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $2,500,000 in the aggregate in any Fiscal Year, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest such Net Insurance/Condemnation Proceeds within twelve months after receipt thereof (or if Borrower or such Restricted Subsidiary has committed to so invest such Net Insurance/Condemnation Proceeds in writing within such 12-month period, to invest such Net Insurance/Condemnation Proceeds within 18 months of the receipt thereof) in real estate, equipment and other fixed or capital assets used or useful in the business of Borrower and its Subsidiaries (or make an Investment in any Permitted Business of Borrower, any Guarantor or any Immaterial Subsidiary; provided, however, for purposes of clarity, if any such Investment in an Immaterial Subsidiary shall cause such Immaterial Subsidiary to cease to be an Immaterial Subsidiary such Subsidiary shall be and become a Guarantor and pledge its assets, in each case in accordance with Section 5.10), which investment may include the repair, restoration or replacement of the applicable assets thereof, in which case the amount of such Net Insurance/Condemnation Proceeds invested shall not be required to be applied to repay the Loans pursuant to Section 2.14(b).

(c)          Issuance of Debt. Subject to the terms of the Intercreditor Agreement and Section 2.14(h), no later than the first Business Day following the date of receipt by Borrower or any of its Restricted Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Restricted Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)          Consolidated Excess Cash Flow. Subject to the terms of the Intercreditor Agreement and Section 2.14(h), for each Fiscal Year ending after the Closing Date, in the event that there shall be Consolidated Excess Cash Flow for such Fiscal Year (or, in the case of the Fiscal Year ending December 31, 2013, Consolidated Excess Cash Flow for the portion of such year commencing on August 1, 2013 and ending on the last day of such Fiscal Year), Borrower shall, no later than one hundred and twenty (120) days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow; provided, that if, as of the last day of the most recently ended Fiscal Year, the Total Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Total Leverage Ratio as of the last day of such Fiscal Year) shall be (A) 4.50:1.00 or less but greater than 3.50:1.00, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 50% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans and the First Lien Term Loans made with Internally Generated Cash (excluding, for the avoidance of doubt, (x) repayments of Revolving Loans or Swing Line Loans, in each case under and as defined in the First Lien Credit Agreement, except to the extent the Revolving Commitments under and as defined in the First Lien Credit Agreement are permanently reduced in connection with such repayments and (y) repurchases of Term Loans pursuant to Section 10.6(h) and First Lien Term Loans pursuant to Section 10.6(h) of the First Lien Credit Agreement), (B) 3.50:1.00 or less but greater than 2.50:1.00, Borrower shall only be required to make the prepayments otherwise required hereby in an amount equal to (i) 25% of such Consolidated Excess Cash Flow minus (ii) voluntary repayments of the Loans and the First Lien Term Loans made with Internally Generated Cash (excluding, for the avoidance of doubt, (x) repayments of Revolving Loans or Swing Line Loans, in each case under and as defined in the First Lien Credit Agreement, except to the extent the Revolving Commitments under and as defined in the First Lien Credit Agreement are permanently reduced in connection with such repayments and (y) repurchases of Term Loans pursuant to Section 10.6(h) and First Lien Term Loans pursuant to Section 10.6(h) of the First Lien Credit Agreement) or (C) 2.50:1.00 or less, Borrower shall not be required to make prepayments otherwise required hereby with respect to such Fiscal Year.

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(e)          [Reserved.]

(f)          Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(d), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(g)          Restrictions on Prepayments. Notwithstanding the foregoing provisions of this Section 2.14, Borrower shall have no obligation to make mandatory prepayments of the Term Loans, nor shall any mandatory prepayments hereunder accrue, until after Discharge of First Lien Obligations (other than as a result of a refinancing thereof permitted by the terms of the Intercreditor Agreement).

2.15       Application of Prepayments.

(a)          Application of Prepayments. Any prepayment of the Term Loan pursuant to Section 2.13(a) or Sections 2.14(a) through 2.14(d) and 2.14(f) shall be applied to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b)          Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16       General Provisions Regarding Payments.

(a)          All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)          All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)          Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

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(d)          Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)          Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g)          Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 9.2 of the Pledge and Security Agreement.

2.17       Ratable Sharing. Subject to the terms of the Intercreditor Agreement, Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

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2.18       Making or Maintaining Eurodollar Rate Loans.

(a)          Inability to Determine Applicable Interest Rate. In the event that Administrative Agent acting in good faith shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate” (each, a “Market Disruption Event”), Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the circumstances giving rise to such notice no longer exist (and Administrative Agent will promptly give Borrower such notice), and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower. During any period in which a Market Disruption Event is in effect, Borrower may request that Administrative Agent confirm that the circumstances giving rise to the Market Disruption Event continue to be in effect. If, within fifteen (15) Business Days following such confirmation request, Administrative Agent has not confirmed the continued effectiveness of such Market Disruption Event, then such Market Disruption Event shall no longer be deemed to be in effect; provided, that (A) Borrower shall not be permitted to submit any such request more than once in any Fiscal Quarter and (B) nothing contained in this Section 2.18(a) or the failure to provide confirmation of the continued effectiveness of such Market Disruption Event shall in any way affect Administrative Agent’s or Requisite Lenders’ right to provide any additional notices of a Market Disruption Event as provided in this Section 2.18(a).

(b)          Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined acting in good faith (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) Administrative Agent is advised by the Requisite Lenders acting in good faith (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event (each, an “Illegality Event”), such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender (and such Affected Lender shall give Administrative Agent and Borrower written notice promptly upon such circumstances no longer exist), (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). During any period in which an Illegality Event is in effect, Borrower may request that the Affected Lenders confirm that the circumstances giving rise to the Illegality Event continue to be in effect. If, within fifteen (15) Business Days following such confirmation request, Administrative Agent has not confirmed the continued effectiveness of such Illegality Event, then such Illegality Event shall no longer be deemed to be in effect; provided, that (A) Borrower shall not be permitted to submit any such request more than once in any Fiscal Quarter and (B) nothing contained in this Section 2.18(b) or the failure to provide confirmation of the continued effectiveness of such Illegality Event shall in any way affect Administrative Agent’s or Requisite Lenders’ right to provide any additional notices of a Illegality Event as provided in this Section 2.18(b).

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(c)          Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)          Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)          Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

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2.19       Increased Costs; Capital Adequacy.

(a)          Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be complied with respect to the matters thereby), in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof, including the introduction of any new law, treaty or governmental rule, regulation or order (but excluding solely proposals thereof), or any determination of any Governmental Authority (whether or not having the force of law), in each case that becomes effective after the date hereof, or (B) compliance by any Lender with any guideline, request or directive by any central bank or other Governmental Authority, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) except for Tax imposed in respect of payments of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”) or any company Controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender’s (or its applicable lending office) obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)          Capital Adequacy Adjustment. In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority (including without limitation Basel III) or (B) compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority (including without limitation Basel III), in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender as a consequence of, or with reference to, such Lender’s Loans, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, clauses (a) and (b) of this Section 2.19 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any regulatory authority (regardless of when enacted) pursuant to Basel III (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

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2.20       Taxes; Withholding, Etc.

(a)          Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law, including FATCA) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)          Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) other than in respect of an Excluded Tax, and unless otherwise provided in this Section 2.20, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any United States federal withholding tax, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.23) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

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(c)          Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status, substantially in the form of Exhibit E attached hereto, together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by the first sentence of this Section 2.20(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d)          [Reserved.]

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(e)          Without limiting the provisions of Section 2.20(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)          Borrower shall indemnify Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.20(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.

(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subclause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subclause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subclause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subclause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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2.21       Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.21 unless Borrower agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office or take such other measures as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22       [Reserved.]

2.23       Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a)(i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.13(c), 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.13(c), 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

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2.24       Incremental Facilities.

(a)          Borrower may by written notice to the Administrative Agent elect to request, (i) prior to the Maturity Date, the establishment of one or more new term loan commitments (a “Term Loan Increase”) or a new class of term loans (collectively with any Term Loan Increase, the “New Term Loan Commitments” or the “Incremental Commitments), in a minimum amount of $10,000,000 (or such lesser amount as shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $40,000,000 minus all Incremental Commitments, Permitted Incremental Debt, First Lien Incremental Loans and Permitted Incremental First Lien Debt obtained prior to such date) and integral multiples of $5,000,000 in excess of that amount; provided, however, the aggregate amount of all such Incremental Commitments shall not exceed an amount equal to (A) $40,000,000 minus (B)(i) the aggregate principal amount of First Lien Incremental Loans and (ii) the aggregate amount of Permitted Incremental Debt hereunder and Permitted Incremental First Lien Debt. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender,” as applicable) to whom Borrower proposes any portion of such New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that Administrative Agent and Arrangers may elect or decline to arrange such New Term Loan Commitments in their sole discretion (for the avoidance of doubt, Borrower shall have no obligation to offer the Administrative Agent or Arrangers the opportunity to arrange such New Term Loan Commitments), and any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date.

(b)          Any Incremental Commitments effected through the establishment of one or more new tranches of new Term Loans made on an Increased Amount Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement. On any Increased Amount Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.24, (i) each New Term Loan Lender of such Class shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Class and (ii) each New Term Loan Lender of such Class shall become a Lender hereunder with respect to the New Term Loan Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto.

(c)          Notwithstanding the foregoing, no Incremental Commitments shall be effective, and no Incremental Loans shall be made, unless, on the applicable Increased Amount Date, (1) no Event of Default shall exist before or after giving effect to such Incremental Commitments or Incremental Loans, as applicable; (2) both before and after giving effect to the making of any Class of New Term Loans, each of the conditions set forth in clauses (x), (y) and (z) of Section 3.1 shall be satisfied; (3) Borrower and its Subsidiaries shall be in pro forma compliance, in each case, as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Term Loan Commitments with each of the covenants set forth in Section 6.7; provided that, for purposes of determining pro forma compliance with the Total Leverage Ratio covenant set forth in Section 6.7(a), the proceeds of all Incremental Loans to be made on such Increased Amount Date shall be excluded from the amount of Unrestricted Cash subtracted from Consolidated Total Debt in the numerator of the Total Leverage Ratio; (4) the New Term Loan Commitments shall be effected pursuant to one or more Incremental Amendment executed and delivered by Borrower, the New Term Loan Lender, and Administrative Agent, and each of which shall be recorded in the Register and each New Term Loan Lender shall be subject to the requirements set forth in Section 2.20(c); (5) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Term Loan Commitments, as applicable; and (6) Borrower shall deliver or cause to be delivered any legal opinions, modifications of Mortgages, endorsements to any Title Policy or a new Title Policy with respect to any Real Estate Asset subject to a Mortgage, and other customary documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate Class of New Term Loans for all purposes of this Agreement.

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(d)          [Reserved.]

(e)          Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and, in respect thereof, the New Term Loan Commitments and the New Term Loan Lenders and/or the new Class of Term Loan Commitments and the New Term Loan Lenders of such Class, as applicable.

(f)          The terms, provisions and documentation of the New Term Loans and New Term Loan Commitments of any Class shall be as agreed between Borrower and the applicable New Term Loan Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans existing on the Increased Amount Date, shall be reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any New Term Loans and New Term Loan Commitments, no consent shall be required from Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant (x) is also added for the benefit of the Term Loans made on the Closing Date or (y) is only applicable after the Maturity Date of the Term Loans made on the Closing Date). In any event:

(g)          the New Term Loans:

(i)          shall rank pari passu in right of payment and of security with the Term Loans, shall not be secured by any asset other than the Collateral and shall not be guaranteed by any Person other than the Guarantors;

(ii)         shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such New Term Loans;

(iii)        shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Term Loans,

(iv)        shall have a Weighted Average Yield not greater than the applicable Weighted Average Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans made on the Closing Date plus 0.50% per annum unless the interest rate with respect to the Term Loans is increased so as to cause the then applicable Weighted Average Yield under this Agreement on the Term Loans made on the Closing Date to equal the Weighted Average Yield then applicable to the New Term Loans minus 0.50% per annum;

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(v)         shall have an Applicable Margin, and subject to clauses (f)(i)(2) through (f)(i)(4) above, amortization determined by Borrower and the applicable New Term Loan Lenders;

(vi)        the New Term Loans shall otherwise have the same terms as the Term Loans made on the Closing Date; provided that any financial maintenance covenant may be added for the benefit of any New Term Loan to the extent that such financial maintenance covenant is (1) also added for the benefit of the existing Term Loans or (2) only applicable after the latest maturity of any existing Term Loan); and

(vii)       the New Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment.

(h)          Incremental Amendment. Commitments in respect of New Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Borrower, each New Term Loan Lender providing such Commitments and Administrative Agent. The Incremental Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Borrower, to effect the provisions of this Section 2.24(a). Borrower will use the proceeds of the New Term Loans for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including Permitted Acquisitions, other Investments and Restricted Junior Payments and other distributions on account of the Equity Interests of Borrower or any of its Subsidiaries, as applicable. No Lender shall be obligated to provide any New Term Loans.

(i)          This Section 2.24 shall supersede any provisions in Section 2.17 or 10.5 to the contrary.

2.25       Extensions of Loans.

(a)          Borrower may from time to time, pursuant to the provisions of this Section 2.25, agree with one or more Lenders holding Loans and Commitments of any Class (“Existing Class”) to extend the maturity date and to provide for other terms consistent with this Section 2.25 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.25, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, Borrower will provide notification to Administrative Agent (for distribution to the Lenders of the applicable Class), no later than thirty (30) days’ prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide Administrative Agent with a written notice thereof in a form reasonably satisfactory to Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, Borrower shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, Administrative Agent to accomplish the purposes of this Section 2.25.

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(b)          After giving effect to any Extension, the Term Loans so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than five different Classes of Term Loans.

(c)          The consummation and effectiveness of each Extension shall be subject to the following:

(i)          no Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii)         the Term Loans, of any Lender extended pursuant to any Extension ( “Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to the related Extension Amendment (“Existing Term Loans”); except (A) the final maturity date of any Extended Term Loans of a Class to be extended pursuant to an Extension shall be later than the Maturity Date of the Class of Existing Term Loans subject to the related Extension Amendment, and the Weighted Average Life to Maturity of any Extended Term Loans of a Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of the Class of Existing Term subject to the related Extension Amendment; (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Term Loans may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Term Loans; (C) no repayment of any Extended Term Loans shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full); (D) the Extended Term Loans may contain a “most favored nation” provision for the benefit of Lenders holding Extended Term Loans; and (E) the other terms and conditions applicable to Extended Term Loans may be terms different than those with respect to the Existing Term Loans, so long as such terms and conditions only apply after the Latest Maturity Date of the Loans not being extended; provided, further, each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent and Borrower, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, no Extension Amendment may provide for any Class of Extended Term Loans to be secured by any Collateral or other assets of any Credit Party that does not also secure the Existing Term Loans;

(iii)        all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to Administrative Agent;

(iv)        a minimum amount in respect of such Extension (to be determined in Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by Administrative Agent, such consent not to be unreasonably withheld or delayed) shall be satisfied; and

(v)         no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 3.2 shall be satisfied (with all references in such Section to a Credit Date being deemed to be references to the Extension on the applicable date of such Extension), and Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by an Authorized Officer of Borrower.

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(d)          For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.17 and Section 10.5 will not apply to Extensions of Term Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.25, including to any payment of interest or fees in respect of any Extended Term Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e)          [Reserved.]

(f)          The Lenders hereby irrevocably authorize Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order to establish new Classes of Term Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.25. Notwithstanding the foregoing, Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Requisite Lenders with respect to any matter contemplated by this Section 2.25 and, if Administrative Agent seeks such advice or concurrence, Administrative Agent shall be permitted to enter into such amendments with Borrower in accordance with any instructions received from such Requisite Lenders and shall also be entitled to refrain from entering into such amendments with Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by Administrative Agent for any such advice or concurrence, all such Extension Amendments entered into with Borrower by Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extension, (i) the appropriate Credit Parties shall (at their expense) amend (and Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that Administrative Agent or Collateral Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to Administrative Agent) and (ii) Borrower shall deliver board resolutions, secretary’s certificates, officer’s certificates and other customary documents as shall reasonably be requested by Administrative Agent in connection therewith and a legal opinion of counsel reasonably acceptable to Administrative Agent (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and (ii) to the effect that such Extension Amendment, including without limitation, the Extended Term Loans provided for therein, does not conflict with or violate the terms and provisions of Section 10.5.

(g)          Promptly following the consummation and effectiveness of any Extension, Borrower will furnish to Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each class of Loans and Commitments after giving effect to the Extension and attaching a copy of the fully executed Extension Amendment.

Section 3      CONDITIONS PRECEDENT

3.1         Closing Date.

(a)          The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

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(b)          Credit Documents. Administrative Agent and Arrangers shall have received copies of each Credit Document as executed and delivered by each applicable Credit Party.

(c)          Organizational Documents; Incumbency. Administrative Agent and Arrangers shall have received, in respect of each Credit Party, (i) copies of each Organizational Document and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the secretary of state of the state of its organization; (ii) signature and incumbency certificates of each officer of such Credit Party executing any Credit Document; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary or any Authorized Officer as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable secretary of state of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto and (v) signature and incumbency certificates of one or more officers of Borrower who are authorized to execute Funding Notices delivered under this Agreement, in substantially the form of Exhibit O (with such amendments or modifications as may be approved by Administrative Agent).

(d)          Organizational and Capital Structure. The organizational structure and capital structure of Borrower and its Subsidiaries shall be as set forth on Schedule 4.1.

(e)          Consummation of Transactions Contemplated by Related Agreements.

(i)          Substantially contemporaneously with or prior to the Closing Date (1) except as provided in Section 3.1(h), all conditions to the transactions contemplated by the Related Agreements set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and the Arrangers, (2) the transactions contemplated by the Related Agreements shall have become effective in accordance with the terms of the Related Agreements and (3) Borrower shall have received no less than $215,000,000 in gross proceeds from the First Lien Term Loans.

(ii)         Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, each of which shall be in full force and effect.

(f)          Existing Indebtedness. On the Closing Date, Borrower and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness and (ii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Borrower and its Subsidiaries thereunder being repaid on the Closing Date.

(g)          [Reserved.]

(h)          Governmental Authorizations and Consents. Each Credit Party shall have obtained all material Governmental Authorizations and all material consents of other Persons, in each case that are necessary for the consummation of transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect except for any Governmental Authorization required by the Gaming Laws which pursuant to Section 4.28 will be obtained Post-Closing. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof.

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(i)          Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor:

(i)          fully executed and notarized Mortgages, in proper form for recording in the applicable jurisdictions, and otherwise in form and substance reasonably satisfactory to Administrative Agent, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);

(ii)         an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii)        [Reserved;]

(iv)        ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence reasonably satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v)         (A) a completed Flood Certificate with respect to each Closing Date Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Closing Date Mortgaged Property is located in a Flood Zone, Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent (x) as to the existence of such Closing Date Mortgaged Property and (y) as to whether the community in which each Closing Date Mortgaged Property is located is participating in the Flood Program; and (C) if such Closing Date Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program; and

(vi)        ALTA surveys of all Closing Date Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date; provided that with respect to the Closing Date Mortgaged Properties, it is hereby acknowledged and agreed that the delivery of an existing ALTA survey with an affidavit of no-change in form and substance reasonably acceptable to the issuer of the Title Policy will satisfy this condition.

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(j)          Personal Property Collateral. Each Credit Party shall have delivered to Collateral Agent:

(i)          evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)         a completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of Borrower, together with all attachments contemplated thereby;

(iii)        fully executed Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2(II) to the Pledge and Security Agreement;

(iv)        [reserved]; and

(v)         evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) with respect to any Material Real Estate that is leased by a Credit Party, if any, a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(k)          Environmental Reports. Administrative Agent and Arrangers shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and Arrangers, regarding environmental matters relating to the Facilities.

(l)          Financial Statements; Projections. Administrative Agent and Arrangers shall have received from Borrower (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheet of Borrower and its Subsidiaries as of March 31, 2013 and reflecting the consummation of the transactions contemplated by Related Agreements and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date and (iii) the Projections.

(m)          Evidence of Insurance. Collateral Agent shall have received insurance certificates for general liability and property insurance from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that such insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured or loss payee thereunder to the extent required under Section 5.5.

(n)          Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the customary written opinions of counsel for Credit Parties dated as of the Closing Date and in form and substance reasonably satisfactory to Administrative Agent and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

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(o)          Fees. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.11 and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date, provided, that Borrower shall have received an invoice at least three Business Days prior to the due date (any fees not incurred by the date shall be paid promptly upon notice after the Closing Date).

(p)          Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Borrower in the form of Exhibit F-2 demonstrating that after giving effect to the consummation of the transactions contemplated by this Agreement and the Related Agreements and any rights of contribution, Borrower and its Restricted Subsidiaries, taken as a whole, are Solvent.

(q)          Closing Date Certificate. Borrower shall have delivered to Administrative Agent an executed Closing Date Certificate, together with all attachments thereto.

(r)          Credit Rating. Borrower shall have been assigned a corporate family rating from Moody’s, a corporate credit rating (but no particular rating) from S&P and the Term Loans shall have been assigned a credit rating from each of Moody’s and S&P.

(s)          [Reserved.]

(t)          No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding or hearing pending in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, in the aggregate, materially impairs the transactions contemplated by this Agreement and the Related Agreements or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could have a Material Adverse Effect.

(u)          [Reserved.]

(v)         Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(w)          PATRIOT Act. Upon a request delivered to Borrower at least 10 Business Days prior to Closing Date, the Lenders shall have received at least five days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(x)          Administrative Agent shall have received a fully executed and delivered Funding Notice for each requested Credit Extension;

(y)          as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

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(z)          as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default; and

Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

Section 4      REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and each Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by this Agreement and the Related Agreements to occur on the Closing Date):

4.1         Organization; Requisite Power and Authority; Qualification. Each of Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in its jurisdiction of organization and every other jurisdiction where such qualification is required, except in such other jurisdictions where the failure to be so qualified or in good standing could not be reasonably expected to have a Material Adverse Effect.

4.2         Equity Interests and Ownership. The Equity Interests of each of Borrower and its Restricted Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable). Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

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4.3         Due Authorization. The execution, delivery and performance of the Credit Documents by each Credit Party have been duly authorized by all necessary corporate or other organizational action on the part of each Credit Party that is a party thereto.

4.4         No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Restricted Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Restricted Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Restricted Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries, except, to the extent that such breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Credit Parties (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties, and any Liens created under any of the First Lien Documents in favor of the Collateral Agent (as defined in the First Lien Credit Agreement), for the benefit of the Secured Parties (as defined in the First Lien Credit Agreement); or (d) require (A) any approval of stockholders, members or partners or (B) any approval or consent of any Person under any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries, except, in each case, for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders or, in the case of clause (B), the failure of which to obtain could not be reasonably expected to have a Material Adverse Effect.

4.5         Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, material consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (i) as is necessary or required by the Gaming Laws which pursuant to Section 4.28 will be obtained Post-Closing and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6         Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7         Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Except as set forth in such financial statements and as of the Closing Date, neither Borrower nor any of its Restricted Subsidiaries has any material liability that is required to be stated in such financial statements and are not stated therein.

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4.8         Projections. On and as of the Closing Date, the projections of Borrower and its Restricted Subsidiaries for the period of Fiscal Year 2013 through and including Fiscal Year 2018 (as updated or supplemented from time to time, the “Projections”) have been prepared in good faith by the management of Borrower based upon assumptions of management stated therein, which assumptions management of Borrower believed to be reasonable at the time made and as of the Closing Date; provided that such Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that such differences may be material; provided, further, as of the Closing Date, management of Borrower believed that the Projections were reasonable.

4.9         No Material Adverse Effect. Since December 31, 2012, no event, circumstance or change has occurred that has caused, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

4.10       [Reserved.]

4.11       Adverse Proceedings, Etc. There is no Adverse Proceeding now pending or to the knowledge of Borrower or its Restricted Subsidiaries, threatened in writing, that has a reasonable probability of being determined adversely and if determined adversely could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor its Restricted Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12       Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and material reports of Borrower and its Restricted Subsidiaries required to be filed by any of them have been timely filed, and all material Taxes due and payable by each of Borrower and its Restricted Subsidiaries and all assessments, fees and other governmental charges upon each of Borrower and its Restricted Subsidiaries and upon each of their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable (except for those being contested in good faith and by appropriate proceedings, provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor). There is no proposed material Tax assessment against Borrower or any of its Restricted Subsidiaries which is not being actively contested by Borrower or any of its Restricted Subsidiaries in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13       Properties.

(a)          Title. Each of Borrower and its Restricted Subsidiaries has (or, in the case of Intellectual Property, to the knowledge of each of Borrower and its Restricted Subsidiaries has) (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) the right to use (in the case of licensed interests in the Intellectual Property of third parties) and (iv) good title to (in the case of all other personal property), all of their respective material properties and material assets reflected in the Historical Financial Statements, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens other than Permitted Liens.

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(b)          Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases or subleases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset that has been entered into by any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease or sublease. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default by any Credit Party or any other party to such agreements thereunder that is continuing and that would reasonably be expected to have a Material Adverse Effect. The properties (and interests in properties) owned or leased by the Credit Parties, taken as a whole, are sufficient, in the judgment of the Credit Parties, for conducting the businesses of the Credit Parties. The present uses of the Real Estate Assets and the current operations of each Credit Party’s business do not violate any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws, except for such violations that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Borrower, no material condemnation or eminent domain proceeding is pending or has been threatened in writing with respect to any Material Real Estate Asset.

4.14       Environmental Matters. Neither Borrower nor any of its Restricted Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Restricted Subsidiaries has received any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of Borrower’s and its Restricted Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Restricted Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’s or any of its Restricted Subsidiaries’ operations involves treatment, storage or disposal facility permit status as defined under 40 C.F.R. Parts 260-270 or any state equivalent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Borrower or any of its Restricted Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15       No Defaults. Neither Borrower nor any of its Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations except to the extent that any such default could not reasonably be expected to have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16       [Reserved.]

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4.17       Governmental Regulation.

Neither Borrower nor any of its Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940 or is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18       Federal Reserve Regulations; Exchange Act.

(a)          Neither Borrower nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)          No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.19       Employee Matters. Neither Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Restricted Subsidiaries, or to the knowledge of Borrower or any of its Restricted Subsidiaries, threatened in writing against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Restricted Subsidiaries or to the knowledge of Borrower or any of its Restricted Subsidiaries, threatened in writing against any of them, and (b) no strike or work stoppage in existence or threatened in writing involving Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.20       Employee Benefit Plans. Borrower and its Restricted Subsidiaries are in material compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower or any of its Restricted Subsidiaries. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower or any of its Restricted Subsidiaries. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower or any of its Restricted Subsidiaries (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower and its Restricted Subsidiaries for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower and its Restricted Subsidiaries have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

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4.21       Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to Agents and Lenders.

4.22       Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

4.23       Related Agreements.

(a)          Delivery. Borrower has delivered to Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)          Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the transactions contemplated by Related Agreements set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent and Syndication Agent, waived, and (ii) the transactions contemplated by Related Agreements have been consummated in accordance with the Related Agreements and all applicable laws.

4.24       Compliance with Statutes, Etc.

Each of Borrower and its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries and all Gaming Licenses), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25       Disclosure. No documents, certificates or other written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Restricted Subsidiaries for use in connection with the transactions contemplated hereby contains (excluding information of a general economic or industry specific nature and all projections (including Projections), estimates and other forward-looking information is, when taken as a whole, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading. Any projections and pro forma financial information (other than the Projections) contained in such materials have been prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time such financial projections were furnished, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.

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4.26       Senior Indebtedness. The Obligations rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and all senior unsecured Indebtedness of Borrower and each of its Restricted Subsidiaries and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

4.27       PATRIOT Act. To the extent applicable, the Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (iii) the laws and regulations administrated by OFAC and (iv) any applicable law relating to money laundering (“Anti-Money Laundering Laws”).

4.28       Post-Closing Obligations. The Credit Parties shall take all actions set forth on Schedule 4.28 within the time frames set forth therein, as such time frames may be extended by Administrative Agent.

Section 5      AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1         Financial Statements and Other Reports. Borrower will deliver to Administrative Agent and Arrangers:

(a)          [Reserved.]

(b)          Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements) and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; provided that, the financial statements need not include any additional information on a per property or Subsidiary basis; provided, further that written notification by the Borrower to the Agent, Arrangers and Lenders of the filing on EDGAR of any Quarterly Report on Form 10-Q containing such information shall be deemed to satisfy such delivery requirement and no copy needs to be provided to Administrative Agent or the Lenders;

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(c)          Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year (including, with respect to the consolidating balance sheets, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated financial statements) and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLC or other independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements (i) shall be unqualified as to going concern and scope of audit, except for any going concern footnotes with respect to (A) any indebtedness maturing within 364 days after the date of such financial statements or (B) any prospective default of financial covenants included in this Agreement or the First Lien Credit Agreement, and (ii) shall state to the effect that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); provided that, the financial statements need not include any additional information on a per property or Subsidiary basis; provided, further that written notification by the Borrower to the Agent and Arrangers of the filing on EDGAR of any Annual Report on Form 10-K containing such information shall be deemed to satisfy such delivery requirement and no copy needs to be provided to Administrative Agent or the Arrangers.

(d)          Compliance Certificate. Together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)          [Reserved.]

(f)          Notice of Default. Promptly upon any Authorized Officer of Borrower obtaining knowledge of (i) the occurrence of a Default or an Event of Default or (ii) the occurrence of any event or change (other than with respect to items the subject matter of which is covered by subclause (g) or (h) below) that would reasonably be expected to result in a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(g)          Notice of Litigation. Promptly upon any Authorized Officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), has a reasonable possibility of being adversely determined and if so adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Transactions, written notice thereof together with, upon the reasonable request of the Administrative Agent, such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

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(h)          ERISA. (i) Promptly upon any Authorized Officer of Borrower obtaining knowledge of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)          Financial Plan. As soon as practicable and in any event no later ninety (90) days after the beginning of each Fiscal Year, a consolidated financial plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year (it being understood that forecasted financial information should not be viewed as fact and actual results may differ from such forecasted financial information); provided that Borrower or any of its Subsidiaries shall not be required to deliver any financial plan or financial forecasts on a per property or Subsidiary basis;

(j)          Insurance Report. As soon as practicable (but not more than once per year) and in any event by the last day of each Fiscal Year, Borrower shall use commercially reasonable efforts to provide, or cause to be provided to the Agent and Arrangers, a certificate from Borrower’s insurance broker(s) outlining all material insurance coverage maintained as of the date of such certificate by Borrower and its Subsidiaries;

(k)          [Reserved;]

(l)          Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC (or will be made in a time permitted under applicable law) or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m)          Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.1 and/or identifying such changes;

(n)          Gaming Authority Communication. Subject to any regulatory restrictions, promptly, and in any event within two (2) Business Days, after receipt by any Authorized Officer of Borrower or its Restricted Subsidiaries of any written communication from any Gaming Authority with respect to any pledge approval, new licenses applications, or any potential revocation, suspension or modification of any Gaming License, or any other gaming approval (in whole or in part);

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(o)          Other Information. (A) Promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with the Securities and Exchange Commission and (ii) all press releases and other statements made available generally by any Credit Party to the public concerning material developments in the business of the Credit Parties, and (B) such other information and data with respect to the Credit Parties as from time to time may be reasonably requested by Administrative Agent; provided, that in the case of (A)(i) and (A)(ii), to the extent written notice by the Borrower to the Administrative Agent and Arrangers that such information has been filed on EDGAR has been provided, no copy shall be provided to Administrative Agent, Arrangers or the Lenders; and

(p)          Certification of Public Information. Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of Borrower which is suitable to make available to Public Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Borrower, its Subsidiaries and their Securities.

5.2          Existence. Except as otherwise permitted under Section 6.8, Borrower will, and will cause each of its Restricted Subsidiaries to, at all times do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if (i) such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (ii) such failure (other than with respect to the existence of such Person) to do so would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3          Payment of Taxes. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, that no such Tax need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.

5.4          Maintenance of Properties. Each Credit Party will, and will cause each of its Restricted Subsidiaries, to (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and/or condemnation excepted, all material properties, fixtures and equipment necessary for the conduct of the business of Borrower and its Subsidiaries and (b) make or cause to be made all necessary and proper repairs, renewals and replacements thereto in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except in the case of clause (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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5.5          Insurance. Borrower will maintain or cause to be maintained such liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations. Each such policy of liability insurance shall name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, and, in the case of each casualty insurance policy, Borrower shall use its commercially reasonable efforts to cause each such insurance policy (other than any existing coverage with respect thereto) to contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provide for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6          Books and Records; Inspections. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in conformity in all material respects with GAAP. Subject to any applicable Gaming Laws restricting such actions, each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable advance notice and at such reasonable times during normal business hours to be mutually agreed; provided that, Administrative Agent shall not exercise such rights more often than twice during any Fiscal Year (provided, that no limit shall apply during the continuation of any Default or Event of Default).

5.7          Lender Calls. Borrower shall participate in a conference call with the Lenders once per Fiscal Quarter.

5.8          Compliance with Laws.

(a)          Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries on or occupying any Facilities to comply in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, the PATRIOT Act, the laws and regulations administrated by OFAC, the FCPA and Anti-Money Laundering Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries to, from time to time obtain, maintain, retain, observe, keep in full force and effect and diligently comply with the terms, conditions and provisions of all material Permits as shall now or hereafter be required under applicable laws, except, with respect to any Permit (other than any Gaming License), to the extent the noncompliance therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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5.9          Environmental.

(a)          Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:

(i)          as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports in the possession of Borrower, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)         promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result in a Material Adverse Effect, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to result in a Material Adverse Effect;

(iii)        as soon as practicable following the sending or receipt thereof by Borrower or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to result in a Material Adverse Effect;

(iv)        prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Subsidiaries that could reasonably be expected to (A) expose Borrower or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Borrower or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations where such occurrence could reasonably be expected to result in a Material Adverse Effect and (2) any proposed action to be taken by Borrower or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws which obligations could reasonably be expected to have a Material Adverse Effect; and

(v)         with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

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(b)          Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10       Subsidiaries. In the event that any Person becomes a Subsidiary of Borrower (other than an Excluded Subsidiary) or any Unrestricted Subsidiary is converted into a Restricted Subsidiary after the Closing Date, Borrower shall (a) promptly (and in any event within forty-five (45) days after such Person becomes a Subsidiary or converted into a Restricted Subsidiary, as applicable) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement and the Gaming Entities Pledge Agreement, as applicable, by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement and a Pledge Supplement, as applicable, it being understood that the pledge of Equity Interests in such Subsidiary which is the holder of a Gaming License or finding of suitability, or is a registered holding company, will not be effective until all required Governmental Authorizations from the Gaming Authorities have been obtained, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates to the Collateral Agent (or the First Lien Collateral Agent under and as defined in the Intercreditor Agreement as bailee for perfection) reasonably requested by Collateral Agent, including those which are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i), 3.1(j), 3.1(k), 3.1(l) and 3.1(m). In the event that any Person becomes an Excluded Subsidiary of Borrower or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is an Excluded Subsidiary after the Closing Date, and the ownership interests of such Subsidiary are owned by Borrower or by any Guarantor, Borrower shall, or shall cause such Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Subsidiary to take, all of the actions referred to in Section 3.1(i)(i) necessary to grant and to perfect a Second Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement and Gaming Entities Pledge Agreement, as applicable, subject to applicable Gaming Laws affecting the effectiveness of any pledge of Equity Interests thereof, (i) 65% of such ownership interests if such Excluded Subsidiary is (a) a direct or indirect subsidiary of a foreign subsidiary, (b) a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code or (c) a Domestic Subsidiary described in clause (viii) of the definition of “Excluded Subsidiary”, or (ii) 100% of such ownership interests otherwise. With respect to each such Subsidiary, Borrower shall promptly (and in any event within forty-five (45) days after such person becomes a Subsidiary or converts into a Restricted Subsidiary, as applicable) send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower or was converted into a Restricted Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding anything to the contrary herein, neither Borrower nor any of its Subsidiaries shall be required to grant a security interest in the Equity Interests of any Unrestricted Subsidiary.

If, based upon the financial statements delivered pursuant to Section 5.01(b) for any fiscal quarter of Borrower, a Subsidiary shall no longer constitute an Immaterial Subsidiary, Borrower shall, (a) within ten Business Days thereof, rescind the designation as “Immaterial Subsidiary” of such Subsidiary (and of any Subsidiaries thereof) and (b) within thirty (30) days thereafter, cause the actions and the documents and other instruments referred to in the immediately preceding paragraph to be taken or delivered by the applicable Loan Parties and such Subsidiary, or in respect of the Equity Interests of such Subsidiary, as if such Subsidiary were a newly-acquired Subsidiary.

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5.11       Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset or any Unrestricted Subsidiary that owns or leases a Material Real Estate Asset is converted into a Restricted Subsidiary after the Closing Date and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, the mortgages, documents, instruments, agreements, opinions and certificates contemplated by Section 3.1(h), 3.1(i) and 3.1(j) substantially in the form of those delivered on the Closing Date or otherwise in form and substance reasonably acceptable to Collateral Agent with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Material Real Estate Assets.

5.12       Gaming Entities Pledge Agreement. Borrower shall use its reasonable best efforts to obtain, within six months after the Closing Date (and, with respect to any entity made a Guarantor after the Closing Date pursuant to Section 5.10, within six months of the date of the Pledge Supplement entered into pursuant to Section 5.10), the approval by the requisite Gaming Boards of the pledge of the Equity Interests contemplated by the Gaming Entities Pledge Agreement, and Borrower shall, subject to compliance with the terms and conditions of the order of the Gaming Board approving such pledge, and to the extent not inconsistent therewith, within five (5) Business Days of receipt of such approvals, deliver to the Collateral Agent (or to the First Lien Collateral Agent under and as defined in the Intercreditor Agreement, as bailee for perfection) (a) all existing certificates evidencing 100% of the issued and outstanding Equity Interests which are the subject of the Gaming Entities Pledge Agreement, and (b) stock powers or assignments duly endorsed in blank covering all of the certificated Equity Interests described in clause (a) above.

5.13       Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed and subject to a perfected security interest in accordance with the terms of the Credit Documents.

5.14       [Reserved.]

5.15       Maintenance of Ratings. Unless otherwise consented to by Agents or Requisite Lenders, at all times, Borrower shall use commercially reasonable efforts to maintain (i) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (ii) a public credit rating from each of Moody’s and S&P with respect to the Term Loans; provided that no specific ratings need to be maintained.

5.16       Cash Management Systems.

Borrower and its Subsidiaries shall enter into deposit account control agreements in accordance with the Pledge and Security Agreement.

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5.17       Designation of Subsidiaries. The board of directors (or similar governing body) of Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.7, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Subordinated Indebtedness, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) Borrower shall deliver to Administrative Agent at least five (5) Business Days prior to such designation a certificate of an Authorized Officer of Borrower, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (i) through (v) of this Section 5.16 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary”, (vi) at least ten (10) days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, to the extent requested at least ten (10) days in advance, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, with respect to such subsidiary, and (vii) no Subsidiary may be designated as an Unrestricted Subsidiary, and no Unrestricted Subsidiary may be designated as a Restricted Subsidiary, more than once. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s Investment therein; provided that upon a redesignation of such subsidiary as a Restricted Subsidiary, Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of Investments of Borrower and its Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of Borrower and its Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to Borrower’s and its Subsidiaries’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 6      NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent amounts not yet due and payable for which no claim has been asserted), such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1          Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

(b)          Indebtedness of any Subsidiary to Borrower or to any other Restricted Subsidiary, or of Borrower to any Restricted Subsidiary; provided, (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a Second Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Restricted Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);

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(c)          so long as, after giving effect to the incurrence of such, no Event of Default would occur and the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been provided pursuant to Section 5.1 would not exceed 4.50:1.00 on a pro forma basis (provided that (x) the proceeds of such Indebtedness shall not constitute Unrestricted Cash for purposes of determining pro forma compliance with the Total Leverage Ratio and (y) all Revolving Commitments under and as defined in the First Lien Credit Agreement shall be deemed to be fully utilized), Indebtedness that is (i) unsecured or subordinated to the Obligations on terms customary at the time for high-yield subordinated debt securities issued in a public offering, (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the maturity date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iii) hereof), (iii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to Borrower than the terms and conditions set forth herein and (iv) is incurred by Borrower or a Guarantor; provided that both immediately prior and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result therefrom and (y) Borrower will be in pro forma compliance with the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter for which financial statements would have been provided pursuant to Section 5.1; and provided, further that a certificate of an Authorized Officer delivered to Administrative Agent at least two (2) Business Days prior to the expected date of the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (c);

(d)          Indebtedness incurred by Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition or other acquisitions, investments or joint ventures permitted by Section 6.9, “Earn Out Indebtedness”), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions, other acquisitions, investments or joint venture permitted by Section 6.9, or permitted dispositions of any business, assets or Subsidiary of Borrower or any of its Subsidiaries;

(e)          Indebtedness arising in respect of (x) letters of credit, bankers’ acceptances, worker’s compensation claims, health claims, safety and environmental claims, payment obligations in connection with self-insurance or similar obligations and bid, appeal, performance and surety bonds, in each case in the ordinary course of business and (y) completion guarantees (to the extent that the incurrence thereof does not result in the incurrence of any direct or indirect obligation for the payment of borrowed money of Persons other than Borrower or any of its Restricted Subsidiaries);

(f)          Indebtedness in respect of cash management obligations and other Indebtedness in respect of netting services, overdraft protections and otherwise in connection with cash management and deposit accounts;

(g)          guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(h)          guaranties by Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

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(i)          Indebtedness outstanding on the date hereof as described in Schedule 6.1;

(j)          obligations contained in a customary owner’s affidavit to a title policy;

(k)          obligations to return or repay tenant security deposits;

(l)          contractual indemnity obligations entered into in the ordinary course of business in connection with the normal course of operation of its casinos and other properties;

(m)          Indebtedness of Borrower or its Restricted Subsidiaries with respect to Capital Leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount, including all refinancings incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (m), not to exceed the greater of (x) $20,000,000 and (y) 1.75% of Consolidated Net Tangible Assets at any time outstanding; provided that any such Indebtedness (i) shall be secured only by the asset acquired, installed, acquired, constructed or improved (and any additions or impairment thereto) in connection with the incurrence of such Indebtedness, and (ii) shall not exceed 100% of the cost of such acquisition, installation, construction or improvement;

(n)          Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date, in an aggregate amount not to exceed $22,000,000 at any one time outstanding, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by Borrower or any Restricted Subsidiary (other than by any such person that so becomes a Subsidiary);

(o)          the incurrence by Borrower or any of its Restricted Subsidiaries of obligations under Hedge Agreements for bona fide hedging purposes and not for speculative purposes;

(p)          subject to the Intercreditor Agreement, (i) Indebtedness under the First Lien Credit Agreement that, when combined with the amount of Permitted Incremental Debt (as defined in the First Lien Credit Agreement), does not exceed in the aggregate the First Lien Cap and (ii) Permitted Refinancing Indebtedness (as defined in the First Lien Credit Agreement) in respect thereof;

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(q)          Indebtedness in the form of one or more series of secured or unsecured notes or unsecured loans issued in lieu of Incremental Loans (“Permitted Incremental Debt”); provided that (i) both before and after giving effect to the incurrence of any Permitted Incremental Debt, (A) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; (B) no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default; (ii) Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.7, in each case, as of the last day of the most recently ended Fiscal Quarter after giving effect to such Permitted Incremental Debt; provided that, for purposes of determining pro forma compliance with the Total Leverage Ratio covenant set forth in Section 6.7(a), (x) it shall be assumed that all Revolving Commitments, under and as defined in the First Lien Credit Agreement, including any revolving loan commitments to be obtained in connection with such Permitted Incremental Debt, are fully funded and (y) the proceeds of all Permitted Incremental Debt to be made shall be excluded from the amount of Unrestricted Cash subtracted from Consolidated Total Debt in the numerator of the Total Leverage Ratio; (iii) such Indebtedness (A) does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date in effect at the time such Indebtedness is incurred, (B) does not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of then-existing Term Loans and (C) does not have terms that are materially less favorable (taken as a whole) to the Lenders providing such Indebtedness than those contained herein (unless such terms are added for the benefit of the Lenders or are only applicable after the Latest Maturity Date hereunder), (iv) such Indebtedness is incurred by the Borrower or any Guarantor and is not at any time guaranteed by any Persons other than Guarantors, (v) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Credit Parties than the Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent) (provided that a certificate of an Authorized Officer delivered to Administrative Agent prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such security agreements or drafts of the such security agreements, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless Administrative Agent notifies Borrower within such five (5)-Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), (vi) if such Indebtedness is secured by a Lien on the Collateral, such Indebtedness shall be subject to the Intercreditor Agreement or an intercreditor agreement in form and substance reasonably acceptable to Administrative Agent, (vii) if such Indebtedness is subordinated to the Obligations, the terms of such subordination shall be set forth in an agreement in form and substance reasonably satisfactory to Administrative Agent and (viii) the aggregate amount of such Permitted Incremental Debt shall not exceed an amount equal to (A) $40,000,000 minus (B) the sum of (x) the aggregate amount of Indebtedness previously incurred pursuant to Section 2.24 hereof and this Section 6.1(q) plus (y) the aggregate amount of Indebtedness previously incurred pursuant to Section 2.24 of the First Lien Credit Agreement (as in effect on the date hereof) and Section 6.1(q) of the First Lien Credit Agreement (as in effect on the date hereof);

(r)          Permitted Incremental First Lien Debt;

(s)          Indebtedness representing deferred compensation to employees in the ordinary course of business;

(t)          Indebtedness consisting of the financing (x) of insurance premiums not to exceed one (1) year of premiums or (y) take or pay obligations, in each case, in the ordinary course of business;

(u)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(v)          Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

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(w)          other Indebtedness of Borrower and its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed $27,500,000;

(x)          Permitted Refinancing Indebtedness in respect of Indebtedness under clauses (h) and (i) above;

(y)          Attributable Indebtedness in an aggregate outstanding principal amount not to exceed $11,000,000 so long as, with respect to any Sale and Leaseback Transaction, the Attributable Indebtedness in respect thereof does not exceed 100% of the fair market value of the property subject to such Sale and Leaseback Transaction; and

(z)          all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) of this Section 6.1.

6.2         Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Restricted Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except:

(a)          Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)          Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves have been made in accordance with GAAP;

(c)          statutory Liens of landlords (other than landlord’s liens that are waived or subordinated pursuant to a Landlord Personal Property Collateral Access Agreement), banks (and rights of set-off), of carriers, warehousemen, mechanics, suppliers, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)          Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (including health), or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases (other than landlord’s liens that are waived or subordinated pursuant to a Landlord Personal Property Collateral Access Agreement), government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)          encumbrances, easements and reservations of, or rights for others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone liens and other similar purposes, and minor defects or irregularities in title, including such defects and irregularities that may be shown on a survey, in each case which do not secure Indebtedness and will not individually or in the aggregate materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries or of any Real Estate Asset;

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(f)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)          Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property (including participation agreements with any lessor of any gaming device as defined in NRS 463.0155, Associated Equipment or Interactive Gaming Systems) entered into in the ordinary course of business;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by Borrower or any of its Restricted Subsidiaries; and (iii) Liens on specific items of inventory of other goods and proceeds of Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property which does not materially adversely affect the value of said real property or materially impair its use in the operation of the business of a Credit Party;

(k)          outbound licenses or sublicenses of patents, copyrights, trademarks and other Intellectual Property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary;

(l)          Liens existing on the date hereof and listed on Schedule 6.2 (and any renewals or extensions thereof so long as (x) the amount of Indebtedness secured is not increased and (y) such Liens do not attach to any assets other than those to which such Liens attach on the date hereof and improvements and accessions to such assets) or on a Title Policy delivered on the Closing Date pursuant to Section 3.1(i)(iv);

(m)          Liens securing Indebtedness permitted pursuant to Section 6.1(m); provided, any such Lien shall encumber only the asset acquired, improved or constructed (plus improvements and accessions to such property or proceeds or distributions thereof) with the proceeds of such Indebtedness;

(n)          Liens securing Indebtedness permitted by Section 6.1(n), provided any such Lien shall encumber only those assets (plus improvements and accessions to, such property or proceeds or distributions thereof) which secured such Indebtedness at the time such assets were acquired by Borrower or its Subsidiaries;

(o)          any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture agreement or similar agreement or instrument;

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(p)          Liens securing Indebtedness incurred under the First Lien Documents and subject to the Intercreditor Agreement;

(q)          Liens relating to utility or similar deposits made in the ordinary course of business;

(r)          Liens to secure obligations under treasury services agreements or to implement cash pooling arrangements in the ordinary course of business;

(s)          Liens incidental to the conduct of Borrower’s business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not impair the use thereof in the operation of its business;

(t)          Liens granted by Borrower or its Restricted Subsidiaries in favor of a Credit Party in respect of Indebtedness owed by Borrower or its Restricted Subsidiaries to such Credit Party; provided that such Indebtedness is (i) evidenced by the Intercompany Note and (ii) pledged by such Credit Party as Collateral pursuant to the Collateral Documents;

(u)          Liens on Cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, to the extent such defeasance, discharge or redemption is otherwise permitted hereunder;

(v)         any attachment, award or judgment Lien, provided that the judgment it secures shall, within ninety (90) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within ninety (90) days after the expiration of any such stay, (ii) the holder of such Lien has not commenced foreclosure proceedings in respect of such Lien and (iii) such Lien is being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been made in accordance with GAAP;

(w)          Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with Borrower or any of its Restricted Subsidiaries to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than after acquired property that is related to such property and proceeds and products related to such property), (ii) are not created in anticipation or contemplation of such acquisition, merger or consolidation and (iii) shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount of indebtedness thereof as of such date such Liens and are no more favorable to the lienholders than such existing Liens permitted hereunder;

(x)          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred pursuant to Section 6.1; provided, however, that the new Lien is limited to all or part of the same property and assets that secured the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(y)          Liens in favor of Borrower or the Guarantors; and

(z)          other Liens on assets securing Indebtedness in an aggregate amount not to exceed $27,500,000 at any time outstanding.

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6.3         No Further Negative Pledges. Except with respect to (a) property encumbered by a Lien permitted by Section 6.2 to secure payment of Indebtedness or property or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other sale or disposition permitted by Section 6.8, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions set forth in the First Lien Loan Documents, (d) restrictions set forth in other Indebtedness permitted to be incurred under Section 6.1 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements permitted hereunder (provided that the restrictions therein are not more restrictive, taken as a whole, than those contained herein) and (e) restrictions that exist pursuant to applicable law, rule, regulation or order (including, without limitation, any order of registration and any amendments thereto issued by the Nevada Gaming Authorities or any other Gaming Board with respect to Borrower or any of its Subsidiaries), no Credit Party nor any of its Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

6.4         Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)          any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders;

(b)          [Reserved;]

(c)          [Reserved;]

(d)          [Reserved;]

(e)          after a Qualified IPO, Borrower may make Restricted Junior Payments to its equity holders or the equity holders of any direct or indirect parent company of Borrower in an aggregate amount not exceeding 6.5% per annum of the Net Equity Proceeds received by Borrower from such Qualified IPO; provided that upon the date of distribution of such dividend, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(f)          so long as (i) no Event of Default shall then be continuing or would result therefrom and (ii) on a pro forma basis, after giving effect thereto, the Total Leverage Ratio as of the last day of the then most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1 would not exceed 4.50:1.0, payments from Retained Excess Cash Flow;

(g)          so long as (i) no Event of Default shall have occurred and then be continuing or would result therefrom and (ii) on a pro forma basis, after giving effect thereto, the Total Leverage Ratio as of the last day of the then most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1 would not exceed 4.50:1.0, the making of any Restricted Junior Payment in exchange for, or out of or with the net cash proceeds of the sale (other than to a Subsidiary of Borrower), Equity Interests of Borrower (other than Disqualified Equity Interests), or from the contribution of common equity capital to Borrower, the proceeds of the exercise or warrants, options or other similar instruments or the conversion of debt or Disqualified Equity Interests to common equity, in all cases after the date hereof, other than the proceeds of equity contributions made pursuant to Section 8.2, in each case so long as such proceeds have not been used for any other purpose; provided that such payment is substantially contemporaneously with the receipt of such proceeds;

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(h)          the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Borrower or any Guarantor that is contractually subordinated to the Loans or to any guarantee with respect to the Loans with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(i)          the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any Restricted Subsidiary held by any current or former officer, director or employee of Borrower or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3,300,000 in any calendar year (with 50% of the unused amounts in any calendar year being carried over to succeeding calendar years);

(j)          the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(k)          payments of cash, dividends, distributions, advances or other Restricted Junior Payments by Borrower or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person;

(l)          the redemption, repurchase or repayment of any Equity Interests of Borrower or any Restricted Subsidiary or any direct or indirect parent of Borrower, if required by any Gaming Authority or if determined in the good faith judgment of the board of directors, to be necessary to prevent the loss or to secure the grant or reinstatement of any Gaming License; and

(m)          so long as no Default or Event of Default has occurred and is continuing, since the date hereof, other Restricted Junior Payments in an aggregate amount not to exceed $8,500,000.

6.5          Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Restricted Subsidiary, (b) repay or prepay any Indebtedness owed to Borrower or any Restricted Subsidiary, (c) make loans or advances to Borrower or any Restricted Subsidiary, or (d) transfer, lease or license any of its property or assets to Borrower or any Restricted Subsidiary other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained herein, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) in the Second Lien Credit Agreement, (v) restrictions imposed by applicable laws (including under applicable Gaming Law) or under the Credit Documents, (vi) Liens permitted to be incurred under Section 6.2 hereof that limit the right of the debtor to dispose of the assets subject to such Liens, (vii) restrictions on cash or other deposits or net worth imposed by customers, vendors or lessors under contracts entered into in the ordinary course of business, (viii) contained in agreements governing Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in such agreements governing the Indebtedness being refinanced, and (ix) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 6.1 and 6.2 hereof contained in agreements governing that limit the right of the debtor to dispose of the assets or properties securing the Indebtedness.

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6.6          Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)          Investments in Cash and Cash Equivalents;

(b)          equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower or in a Restricted Subsidiary; provided that the aggregate amount of Investments in Restricted Subsidiaries that are not Guarantors shall not exceed $11,000,000 in the aggregate; provided that this Section 6.6(b) shall not apply to investments in Foreign Subsidiaries of Borrower;

(c)          Investments in (i) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Subsidiaries;

(d)          intercompany loans to the extent permitted under Section 6.1(b); provided that intercompany loans made to Subsidiaries other than Guarantors shall not exceed at any time an aggregate amount of $11,000,000;

(e)          Consolidated Capital Expenditures with respect to Borrower and the Guarantors permitted by Section 6.7(b);

(f)          loans and advances to employees of Borrower or any Restricted Subsidiary made in the ordinary course of business in an aggregate principal amount not to exceed $1,650,000 at any one time outstanding;

(g)          Permitted Acquisitions and other transactions permitted pursuant to Section 6.8;

(h)          Investments described in Schedule 6.6;

(i)          Hedge Agreements which constitute Investments;

(j)          extensions of trade credit in the ordinary course of business;

(k)          any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of Borrower;

(l)          any guarantee of Indebtedness permitted to be incurred by Section 6.1 hereof other than a guarantee of Indebtedness of an Affiliate of Borrower that is not a Restricted Subsidiary of Borrower;

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(m)          any Investments constituting gaming debts incurred by patrons of any casino owned or operated by Borrower or a Restricted Subsidiary in the ordinary course of business or Investments received in settlements made with respect thereto;

(n)          Investments in prepaid expenses, prepaid assets, negotiable instruments, held for collection or deposit, and lease, utility and worker's compensation, performance or other similar deposits in the ordinary course of business;

(o)          Investments in (i) joint ventures and Unrestricted Subsidiaries and (ii) any partnership, joint venture, limited liability company or similar entity relating to any Person engaged in the business of which Borrower or any of its Restricted Subsidiaries (A) is controlling general partner or otherwise Controls such entity or (B) enters into a management agreement, operating agreement or other similar agreement with respect to the management of such Person, in the case of subclauses (i) and (ii) taken together, having an aggregate fair market value (measured at the time made and without giving effect to subsequent changes in value) not to exceed $55,000,000;

(p)          Equity Interests (including pursuant to earn-outs) received by Borrower or a Restricted Subsidiary for services provided pursuant to a management agreement, operating agreement or similar agreement with respect to the management of a Person; and

(q)          any Investment made as a result of the receipt of non-cash consideration from a disposition that was made pursuant to and in compliance with Section 6.8;

(r)          any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (ii) litigation, arbitration or other disputes; or (iii) the result of foreclosure, perfection or enforcement of any Lien;

(s)          any Investment existing on, or made pursuant to binding commitments existing on, the date hereof and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date hereof; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the date hereof or (ii) as otherwise permitted hereunder;

(t)          [Reserved;]

(u)          payroll, travel, moving and similar advances to cover matters that are expected at the time of such advances to ultimately be treated as an expense for accounting purposes and are incurred in the ordinary course of business;

(v)         so long as (i) no Event of Default shall then be continuing or would result therefrom and (ii) on a pro forma basis, after giving effect thereto, the Total Leverage Ratio as of the last day of the then most recently ended Fiscal Quarter for which Financial Statements have been delivered pursuant to Section 5.1 would not exceed 4.50:1.00, any Investments made from Retained Excess Cash Flow; and

(w)          any Investment by Borrower or any of its Restricted Subsidiaries pursuant to this clause (w) that do not exceed, in the aggregate, the greater of (x) $27,500,000 and (y) 2.75% of Consolidated Net Tangible Assets of Borrower and its Restricted Subsidiaries.

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Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7          Financial Covenants. (a) Total Leverage Ratio. Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2013, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Total Leverage Ratio
9/30/2013	6.35:1.00
12/31/2013	6.35:1.00
3/31/2014	6.35:1.00
6/30/2014	6.30:1.00
9/30/2014	6.30:1.00
12/31/2014	6.25:1.00
3/31/2015	6.25:1.00
6/30/2015	5.75:1.00
9/30/2015	5.75:1.00
12/31/2015	5.35:1.00
3/31/2016	5.35:1.00
6/30/2016	5.00:1.00
9/30/2016	5.00:1.00
12/31/2016	4.50:1.00
3/31/2017	4.50:1.00
6/30/2017	4.25:1.00
9/30/2017	4.25:1.00
12/31/2017	4.00:1.00
3/31/2018	4.00:1.00
6/30/2018	3.75:1.00
9/30/18	3.75:1.00
12/31/18 and every Fiscal Quarter thereafter	3.50:1.00

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(b)          Maximum Consolidated Capital Expenditures. Borrower shall not, and shall not permit its Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Borrower and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, (but in no event more than $5,500,000) of such amount for the immediately preceding Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
2013	$27,500,000
2014	$27,500,000
Thereafter	$33,000,000

6.8          Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)          any Restricted Subsidiary of Borrower may be merged with or into Borrower or any Restricted Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Restricted Subsidiary; provided, in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person; provided, further, that a Guarantor may only be merged, liquidated or consolidated into Borrower or another Person that is a Guarantor when such merger, liquidation or consolidation occurs.

(b)          sales or other dispositions of assets that do not constitute Asset Sales;

(c)          (i) licensing arrangements in respect of Intellectual Property permitted under Section 6.2(k), and (ii) the sale, disposal, abandonment, cancellation or lapse of Intellectual Property rights, or any issuances or registrations, or applications for issuances or registrations, of any Intellectual Property rights, that, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower or any of its Subsidiaries;

(d)          disposals of damaged, obsolete, worn out or surplus property;

(e)          Permitted Acquisitions; provided, with respect to acquisition targets that do not become Guarantors or are not domiciled within the United States, the consideration for such Persons or assets shall not exceed, collectively with any Investment permitted under Section 6.6(b) in Restricted Subsidiaries other than Guarantors, more than $11,000,000;

(f)          Investments made in accordance with Section 6.6;

(g)          Borrower or any Restricted Subsidiary may merge with any other Person in order to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.16;

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(h)          (A) the exchange of equipment (including slot machines, Interactive Gaming Systems, Associated Equipment and other gaming devices) for other similar equipment, which is used or useful in a Permitted Business, and (B) any exchange of undeveloped land (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business of comparable or greater market value or useful to the business of Borrower and its Restricted Subsidiaries as a whole, in each case so long as, if the assets are exchanged by a Credit Party, the assets to be received in such exchange are received by a Credit Party;

(i)          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(j)          any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(k)          an issuance of Equity Interests, indebtedness or other securities by (A) a Restricted Subsidiary to Borrower or to a Restricted Subsidiary or (B) by Borrower, in each case, to the extent not prohibited hereunder;

(l)          the granting of Liens or any lease or grant of interest, in each case, in accordance with Section 6.2;

(m)          the sale or other disposition of cash or Cash Equivalents;

(n)          with respect to any property or asset (tangible or intangible, real or personal), any of the following: (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above;

(o)          any exchange by Borrower or a Restricted Subsidiary of assets with a fair market value less than $5,500,000 (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business of comparable or greater market value or usefulness to the business of Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by Borrower;

(p)          other Asset Sales; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (2) no less than 75% thereof shall be paid in Cash and Cash Equivalents, (3) the Net Asset Sale Proceeds, if any, thereof shall be applied as required by Section 2.14(a) and (4) the aggregate amount of all assets so disposed of shall not account for more than 38.5% of the net revenue of Borrower and its Restricted Subsidiaries as of the date of such disposition (as reflected on the most recent financial statements delivered pursuant to Section 5.1); provided that any Asset Sale or series of related Asset Sales of assets with a fair market value of not more than $27,500,000 shall not be subject to the limitations of this clause (4);

(q)          the cancellation or forgiveness in the ordinary course of business of any loan or advance to any employee of Borrower or its Restricted Subsidiaries;

(r)          the unwinding of Hedge Obligations;

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(s)          any Immaterial Subsidiary may liquidate, wind up or dissolve or change its legal form if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders; and

(t)          Sale and Leaseback Transactions to the extent such transactions are permitted under Section 6.10 and the Attributable Indebtedness in respect thereof is permitted under Section 6.1(y).

6.9         Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Restricted Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any other Restricted Subsidiary, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10       Sales and Leasebacks. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Restricted Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Restricted Subsidiaries) in connection with such lease (a “Sale and Leaseback Transaction”) unless (a) the sale of such property is entered into in the ordinary course of business and is made for cash consideration in an amount not less than the fair market value of such property, (b) the sale and leaseback transaction is permitted by Section 6.8(u) and is consummated within ninety (90) days after the date on which such property is sold or transferred, (c) any Liens arising in connection with its use of the property are permitted by Section 6.2(m) and (d) the Attributable Indebtedness with respect to the Sale and Leaseback Transaction would be permitted under Section 6.1(y); provided that the aggregate market value of all property subject to such Sale and Leaseback Transactions shall not exceed $11,000,000 in the aggregate.

6.11       Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower involving aggregate payments or consideration in excess of $2,750,000 unless such transaction is on terms that are at least as favorable to Borrower or that Restricted Subsidiary, as the case may be, as those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of Borrower; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Restricted Subsidiary; (b) reasonable and customary fees and reimbursement of expenses of directors, officers, managers, employees or consultant of Borrower or any of its Restricted Subsidiaries; (c) compensation and compensation arrangements for present or future officers, consultants, directors and other employees of Borrower and its Subsidiaries (including bonuses) and other benefits (including health, retirement, stock option and other benefit plans) entered into in the ordinary course of business; (d) any issuance of Equity Interests of Borrower to Affiliates of Borrower; (e) transactions with customers, clients, suppliers and purchasers or sellers of goods and services (including pursuant to joint venture agreements) otherwise in compliance with the terms hereof that are not materially less favorable taken as a whole than what Borrower and its Restricted Subsidiaries might reasonably have obtained from an unaffiliated party; (f) loans or advances to employees in the ordinary course of business in an aggregate amount not to exceed $3,300,000; (g) payment of fees and expense reimbursement due pursuant to Highgate Agreement; (h) dividends permitted by Section 6.4; (i) mergers, amalgamations, consolidations and intercompany dispositions expressly permitted by Section 6.8; (j) license agreements relating to Intellectual Property granted by Borrower or its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of Borrower and its Restricted Subsidiaries, provided that any such exclusive licenses or sublicenses are not licenses or sublicenses of Intellectual Property material to the business of Borrower or its Restricted Subsidiaries; (k) sales of Disqualified Equity Interests of Borrower to Affiliates not otherwise prohibited by the Credit Documents and the granting of registration and other customary rights in connection therewith; and (l) any transaction with an Affiliate where the only consideration paid by Borrower or any of its Restricted Subsidiaries is Disqualified Equity Interests of Borrower.

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6.12       Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses and such other line of business as may be consented to by Administrative Agent.

6.13       Amendments or Waivers of Organizational Documents. Except as set forth in Section 6.14 or pursuant to the actions permitted by Section 6.8, no Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date that is materially adverse to the interest of the Lender without obtaining the written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.14       Amendments or Waivers of with respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if, in each such case, the effect of such amendment or change is to change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders. No Credit Party shall nor shall it permit any of its Subsidiaries to amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of any Gaming License if such amendment, modification, supplement or waiver could reasonably be expected to materially impair or be materially adverse to the business, operations or value of the assets that the Credit Parties own, lease, license or operate or materially impair the rights of Collateral Agent or the Lenders with respect thereto or create obligations thereunder that conflict, or are otherwise inconsistent, with the terms and conditions of the Credit Documents and may jeopardize any Credit Party’s ability to comply with both the terms and conditions of any Gaming License, on the one hand, and the Credit Documents, on the other hand.

6.15       Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

Section 7      GUARANTY

7.1         Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided that the Guaranteed Obligations shall exclude all Excluded Swap Obligations. With respect to any Guaranteed Obligations that are amounts owing to any Agent, Arranger, a Lender or an Affiliate of such Person under any Hedge Agreement, the Guaranteed Obligations shall exclude any Excluded Swap Obligations.

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7.2         Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3         Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

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7.4         Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)          this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)          the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

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(f)          this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5         Waivers by Guarantor. To the fullest extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof, and (h) all rights and remedies accorded by applicable law to borrowers and guarantors generally and agrees not to assert or take advantage of any such rights or remedies, including, without limitation: any right provided by NRS § 40.430 and any judicial decisions relating thereto, and NRS §40.451. et seq. and any judicial decisions relating thereto, or any other statute or decision, to require the Collateral Agent or the Secured Parties to proceed against Borrower or any other person or to proceed against or exhaust any security held at any time or to pursue any other remedy in their power before proceeding against the Borrower.

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7.6         Guarantors’ Rights of Subrogation, Contribution, Etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7         Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

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7.8         Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9         Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10       Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11       Bankruptcy, Etc.

(a)          So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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(c)          In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12       Release of Guarantors. If (A)(i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred to a Person or Persons (other than any Guarantor) in accordance with the terms and conditions hereof or (B) if a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.16 at a time when no Default or Event of Default exists and is continuing with respect to such Guarantor hereunder, then in the case of each of clauses (A) and (B), the Guaranty of such Guarantor, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13       Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of all Obligations. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 8      EVENTS OF DEFAULT

8.1         Events of Default. If any one or more of the following conditions or events shall occur:

(a)          Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three (3) days after the date due; or

(b)          Default in Other Agreements. (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness under the First Lien Credit Agreement and Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount (or Net Mark-to-Market Exposure) of $16,500,000 or more, in each case beyond the grace period, if any or (ii) breach or default by any Credit Party with respect to any other term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

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(c)          Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and 5.1(f), Section 5.2 or Section 6; or

(d)          Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)          Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) any officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of written notice from Administrative Agent or any Lender of such default; or

(f)          Defaults Under First Lien Credit Agreement. The Borrower shall default in the payment when due of principal of First Lien Loans (or any Permitted Refinancing Indebtedness (as defined in the First Lien Credit Agreement) in respect thereof that is secured by a Lien on the Collateral that is senior to the Lien of the Collateral Agent securing the Obligations), or any other event or condition occurs that results in any amount of Loans under and as defined in the First Lien Credit Agreement (or any Permitted Refinancing Indebtedness (as defined in the First Lien Credit Agreement) in respect thereof that is secured by a Lien on the Collateral that is senior to the Lien of the Collateral Agent securing the Obligations) becoming due prior to its scheduled maturity; or

(g)          Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Restricted Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Restricted Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of a receiver, trustee or other custodian of Borrower or any of its Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(h)          Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

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(i)          Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $16,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage) shall be entered or filed against any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(j)          Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(k)          Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in excess of $11,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(l)          Change of Control. A Change of Control shall occur; or

(m)          Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof and the Intercreditor Agreement or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any portion of the Collateral having value in excess of $2,750,000 purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (but subject to the Intercreditor Agreement), in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(n)          [Reserved;]

(o)          License Revocation. A License Revocation shall have occurred and continue for five (5) consecutive Business Days; or

(p)          Subordinated Indebtedness. Any Subordinated Indebtedness permitted hereunder or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations of the Credit Parties hereunder, as provided in the indenture governing such Subordinated Indebtedness, or any Credit Party, any Affiliate of any Credit Party, the trustee in respect of the Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Subordinated Notes shall so assert;

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THEN, subject to the terms of the Intercreditor Agreement, (1) upon the occurrence of any Event of Default described in Section 8.1(g) or 8.1(h), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Loans, and (II) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(g).

8.2         Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.7, any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to Administrative Agent) made to Borrower after the last day of any Fiscal Quarter and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for that Fiscal Quarter or Fiscal Year (such period being the “Cure Period”) will, at the request of Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, there shall be no more than two Fiscal Quarters in the Relevant Four Fiscal Quarter Period in respect of which a Specified Equity Contribution is made, (b) no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement, (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause Borrower to be in compliance with the financial covenants set forth in Section 6.7, and (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining basket levels, Applicable Margin, and other items governed by reference to Consolidated Adjusted EBITDA, and for purposes of the Restricted Junior Payments covenant in Section 6.4). To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenant set forth in Section 6.7 for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.

It is understood and agreed that, so long as Borrower has provided Administrative Agent with notice of the intention to solicit an Specified Equity Contribution, until the end of the Cure Period, none of Administrative Agent, Collateral Agent, any Lender, any other Secured Party, or any of their respective Affiliates shall exercise any remedy, pursuant to the terms of the Credit Documents, due to a failure to comply with the financial covenant and no Default or Event of Default shall be deemed to have occurred under the Credit Documents.

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Section 9      AGENTS

9.1         Appointment of Agents. Goldman Sachs and DBSI are hereby appointed Syndication Agents and Bookrunners hereunder, and each Lender hereby authorizes Goldman Sachs and DBSI to act as Syndication Agents and Bookrunners in accordance with the terms hereof and the other Credit Documents. DBNY is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes DBNY to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. DBNY is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes DBNY to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Goldman Sachs nor DBSI, each in its capacity as a Syndication Agent and a Bookrunner, nor DBNY, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9. Each of Syndication Agent, Documentation Agent, Bookrunner and any Agent described in clause (vi) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to Administrative Agent and Borrower.

9.2         Powers and Duties. Each Lender irrevocably authorizes each Agent (i) to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto and (ii) to enter into any and all of the Collateral Documents (including, for the avoidance of doubt, the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement) together with such other documents as shall be necessary to give effect to the ranking and priority of Indebtedness contemplated by the Intercreditor Agreement, any other intercreditor agreement contemplated by this Agreement and any amendment to any of the foregoing. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement to the same extent as if it were a party thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to Goldman Sachs, in its capacity as an Arranger, upon Goldman Sachs’ request, a copy of the Register, (ii) cooperate with Goldman Sachs in granting access to any Lenders (or potential lenders) who Goldman Sachs identifies to the Platform and (iii) maintain Goldman Sachs’ access to the Platform.

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9.3         General Immunity.

(a)          No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)          Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c)          Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

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9.4         Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5         Lenders’ Representations, Warranties and Acknowledgment.

(a)          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Except as otherwise explicitly set forth in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)          Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Term Loan on the Closing Date or by the funding of any New Term Loans, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans.

(c)          Each Lender acknowledges that (i) Borrower and certain Affiliates of the Credit Parties, including the Sponsor or entities Controlled by the Sponsor, are Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and Section 10.6, (ii) an Affiliate of Goldman Sachs indirectly owns approximately 78% of the Borrower’s outstanding Class A Voting Equity Interests, such Affiliate is entitled to nominate persons to serve on the board of directors of the Borrower, and, as of the Closing Date, the board of directors of the Borrower includes two designees of such Affiliate and (iii) an Affiliate of Goldman Sachs indirectly owns approximately 22% of the Borrower’s outstanding Class B Non-Voting Equity Interests.

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9.6         Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7         Successor Administrative Agent, Collateral Agent.

(a)          Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of DBNY or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of DBNY or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

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(b)          In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8         Collateral Documents and Guaranty.

(a)          Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

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(b)          Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(c)          Rights under Hedge Agreements. No Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 9.8(d) of this Agreement and Section 9.2 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d)          Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, Administrative Agent and Collateral Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be requested by Borrower as necessary or desirable to release, or document the release, by Agent or the Lenders, of the security interest in any Collateral subject to any sales, dispositions or transfer of assets permitted by the Credit Documents, and to release any guarantee obligations under any Credit Documents of any person subject to such disposition, sale or transfer, or no longer required to provide a guaranty hereunder to the extent necessary to permit consummation of such sales or dispositions of assets in accordance with the Credit Documents. Any such security interest or guaranty shall automatically be released without action by any Person herein pursuant to a transaction permitted hereby.

(i)          Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Hedge Agreement) have been paid in full and all Commitments have terminated or expired (other than contingent obligations not yet due and payable for which no claim has been asserted), upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be requested by Borrower and reasonably determined by Borrower to be necessary or desirable to release (or document the release of) its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

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(e)          The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(f)          Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

9.9         Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due Administrative Agent under this Section 9.9. The agreements in this Section 9.9 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.10       Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.

(a)          In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(b)          to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(c)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 2.4, 2.11, 10.2 and 10.3 allowed in such judicial proceeding; and

(d)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.11, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10    MISCELLANEOUS

10.1       Notices.

(a)          Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided, further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

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(b)          Electronic Communications.

(i)          Notices and other communications to any Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii)         Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)        The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)        Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)         Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

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(c)          Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2       Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable out-of-pocket and documented costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions, including the opinions of local counsel in relevant jurisdictions, for Borrower and the other Credit Parties,; (c) the reasonable out-of-pocket and documented fees, expenses and disbursements of counsel to Agents (which shall include one outside counsel to the Credit Parties, one additional outside counsel to DBNY in its capacity as the Administrative Agent, and local counsel in relevant jurisdictions) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable out-of-pocket and documented expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual out-of-pocket and documented costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual out-of-pocket and documented costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable out-of-pocket and documented costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto, (h) after the occurrence of a Default or an Event of Default, all out-of-pocket and documented costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by each Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings, and (i) any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this Agreement. Notwithstanding the foregoing, (x) the reimbursement of legal fees, costs and expenses shall be limited to the actual reasonable and documented fees, disbursements and other charges of one counsel to the Agents and the Lenders, taken as a whole (plus, in the event of a conflict of interest, one additional counsel to each affected group), and, if necessary, of one counsel in any relevant material jurisdiction to such persons, taken as a whole, and reasonably necessary special counsel (including gaming counsel) and (y) the reimbursement of fees, costs and expenses of any auditors, accountants, consultants, appraisers, advisors or agents pursuant to clause (e) or (f) above shall be limited to the actual reasonable and documented fees, disbursements and other charges of one such auditor, accountant, consultant, appraiser, advisor or agent to the Agents and the Lenders, taken as a whole.

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10.3       Indemnity.

(a)          In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay and hold harmless, each Agent, and Lender and each of their respective officers, directors, employees, agents, representatives and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its respective partners, members, directors, officers, employees and controlling persons (if any), in each case in performing the services that are the subject of the Loan Documents in their respective capacities as Agents or Lenders hereunder, (y) a material breach by such Indemnitee or of any of its respective partners, members, directors, officers, employees and controlling persons (if any), in each case in performing the services that are the subject of the Loan Documents in their respective capacities as Agents or Lenders hereunder, or (z) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity as or in fulfilling its role as Agent and (2) any claim arising out of any act or omission of Borrower or any of its Affiliates (it being understood and agreed that, solely for purposes of this clause (z)(2), any Agent or Affiliate thereof, in each case that is providing services under the Loan Documents, in its capacity as such shall not be deemed to be an Affiliate of the Borrower). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)          To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)          Each Credit Party also agrees that no Lender or Agent or any of their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein (it being understood and agreed that, solely for purposes of this clause (c), any Agent or Affiliate thereof, in each case that is providing services under the Loan Documents, in its capacity as such shall not be deemed to be an Affiliate of the Borrower); provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

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10.4       Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, subject to the Intercreditor Agreement, each Lender is hereby authorized by each Credit Party at any time or from time to time without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The rights of each Lender and their respective Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Following such set-off, the Lender taking such action shall use reasonable efforts to provide written notice thereof to Borrower; provided that any failure to give or delay in giving such notice shall not impact the rights of setoff of the Lenders or result in any liability to any such Lender. For the avoidance of doubt, no amounts set off with respect to any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

10.5       Amendments and Waivers.

(a)          Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent and Borrower).

(b)          Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, and with respect to Sections 10.5(viii) and 10.5(ix), the written consent of all Lenders, without limitation, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)          extend the scheduled final maturity of any Loan or Note;

(ii)         [Reserved;]

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(iii)        reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(iv)        extend the time for payment of any such interest, fees or premium;

(v)         reduce the principal amount of any Loan;

(vi)        amend, modify, terminate or waive any provision of Section 2.13(b)(ii), this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)       amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Closing Date Term Loan Commitments and the Term Loans, are included on the Closing Date;

(viii)      release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

(ix)         consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

(1)         provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)          alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or New Term Loan Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(ii)         amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

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(iii)        amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent or Arranger, or any other provision hereof as the same applies to the rights or obligations of any Agent or Arranger, in each case without the consent of such Agent or Arranger, as applicable; or

(iv)        notwithstanding this Section 10.5(c), any such agreement that shall extend the Term Loan Maturity Date, as applicable, of one or more Lenders (the “Extending Lender”) and does not amend any other provision of this Agreement or the Credit Agreements other than to change the Applicable Margin of Extending Lenders shall only require the consent of Borrower, the Administrative gent and the Extending Lenders;

(v)         notwithstanding anything to the contrary, without the consent of any other Person, the applicable Credit Party and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interest therein comply with applicable law.

(d)          Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6       Successors and Assigns; Participations.

(a)          Generally. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted thereby. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

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(c)          Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments); provided that no assignment may be made to a Disqualified Institution (it being understood that notwithstanding anything to the contrary contained herein, each Credit Party and each Lender acknowledges and agrees that Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Institution):

(i)          to any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon the giving of prior notice in writing to Borrower and Administrative Agent; and

(ii)         to any Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” upon giving of prior notice in writing to Borrower and Administrative Agent and to any such Person (except in the case of assignments made by Goldman Sachs in connection with the primary syndication of the Loans) consented to by each of Borrower, Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, not required at any time an Event of Default shall have occurred and then be continuing); provided that assignments made to affiliates and other Lenders will not be subject to the above described Administrative Agent or Borrower consent; provided, further that (A) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (v) $1,000,000 with respect to the assignment of the Term Loans and New Term Loans, (w) such lesser amount as may be agreed to by Borrower and Administrative Agent, (x) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (y) the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender.

(d)          Mechanics.

Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

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(e)          Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Sponsor or any Affiliate of Sponsor.

(f)          Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(g)          Participations.

(i)          Each Lender shall have the right at any time to sell one or more participations to any Person (other than (i) Borrower, any of its Subsidiaries or any of its Affiliates, (ii) a natural person or (iii) a Disqualified Institution) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

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(ii)         The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii)        Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.6; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.18(c), 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender; provided, further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)          Assignments to Borrower. Notwithstanding anything to the contrary contained in this Section 10.6 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Closing Date Term Loan Commitment, Closing Date Term Loans, New Term Loan Commitment or New Term Loans owing to it to Borrower or any of its Subsidiaries on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Closing Date Term Loan or New Term Loan and any related Closing Date Term Loan Commitments or New Term Loan Commitments), subject to the following limitations:

(i)          Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans, provided that, (A) notice of the Auction shall be made to Administrative Agent (for distribution to the Term Loan Lenders) and (B) the Auction shall be conducted pursuant to reasonable and customary procedures as the Auction Manager may establish which are consistent with this Section 10.6(h) and the Auction procedures set forth on Exhibit M and are otherwise reasonably acceptable to Borrower, the Auction Manager, and Administrative Agent;

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(ii)         With respect to all repurchases made by Borrower pursuant to this Section 10.6(h), (A) Borrower shall deliver to the Auction Manager a certificate of an Authorized Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s or any of its Subsidiaries’ ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement that has not previously been disclosed to the Auction Manager, Administrative Agent and the Non-Public Lenders (taken into account all public information available about Borrower), (B) Borrower or any of its Subsidiaries shall not use the proceeds of any Revolving Loans under and as defined in the First Lien Credit Agreement, to acquire such Term Loans and (C) the assigning Lender and Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and

(iii)        Following repurchase pursuant to this Section 10.6(h), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower (or its Subsidiaries, as applicable)), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (C) the determination of Requisite Lenders, or for any similar or related purpose, including calculation of Retained Excess Cash Flow, under this Agreement or any other Credit Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 10.6(h), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(i)          Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign or pledge a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(j)          Assignments to Sponsor Affiliated Lenders.

(a)          So long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loan Commitment or Term Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments) to any Sponsor Affiliated Lender on a non pro rata basis through (x) Auctions (provided that, (A) notice of the Auction shall be made to Administrative Agent (for distribution to Term Loan Lenders) and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with the Auction procedures set forth on Exhibit M and are otherwise reasonably acceptable to Borrower, the Auction Manager and the Arrangers) or (y) open market purchases, in each case subject to the following additional limitations:

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(i)          such Sponsor Affiliated Lender shall make a representation that, (x) in the case of an open market purchase, as of the date of any such purchase and the effective date of any Affiliate Assignment Agreement or (y) in the case of an Auction, as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not making any representation as to whether it is in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction, if applicable, or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Arrangers and the Non-Public Lenders;

(ii)         the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 10.6(j)(a)(ii) and held at any one time by Sponsor Affiliated Lenders may not exceed 25% of the outstanding principal amount of all Term Loans; provided, however, that any Sponsor Affiliated Lender that qualifies as a Sponsor Affiliated Institutional Lender shall not be subject to the foregoing limitation;

(iii)        the assigning Lender and the Sponsor Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Auction Manager or Administrative Agent, as applicable, an Affiliate Assignment Agreement;

(iv)        each Sponsor Affiliated Lender, solely in its capacity as a Lender, hereby agrees, and each Affiliate Assignment Agreement shall provide, that such Sponsor Affiliated Lender shall have no right whatsoever so long as such Person is a Sponsor Affiliated Lender:

(1)         to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document and that it shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliated Lenders; provided that, notwithstanding the foregoing, (x) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects such Sponsor Affiliated Lender in its capacity as a Lender as compared to other Lenders, (y) no amendment, modification, waiver, consent or other action shall, without the consent of the Sponsor Affiliated Lender, deprive any Sponsor Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder and (z) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action would increase the commitment of the relevant Sponsor Affiliated Lender, extend or postpone the final maturity or scheduled date of amortization, reduce the principal, interest or fees or release all or substantially all the value of the Guarantees or to release liens on all or substantially all of the collateral; provided, further however, that any Sponsor Affiliated Lender that qualifies as a Sponsor Affiliated Institutional Lender shall not be subject to the foregoing limitation;

(2)         solely in its capacity as a Lender to attend (or receive any notice of) any meeting, conference call or correspondence with Administrative Agent or any Lender or receive any information from Administrative Agent or any other Lender (other than notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2); provided, however, that any Sponsor Affiliated Lender that qualifies as a Sponsor Affiliated Institutional Lender shall not be subject to the foregoing limitation; or

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(3)         to make or bring any claim, solely in its capacity as a Lender, against Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents;

(4)         each Sponsor Affiliated Lender, solely in its capacity as a Lender, hereby further agrees, and each Affiliate Assignment Agreement shall provide a confirmation, if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law;

(5)         each Sponsor Affiliated Lender shall not take any step or action (whether directly or indirectly) in such proceeding to object to, impede, or delay the exercise of any right or the taking of any action by Administrative Agent (or the taking of any action by a third party that to which Administrative Agent has consented with respect to any disposition of assets by Borrower or any equity or debt financing to be made to Borrower), including, without limitation, the filing of any pleading by Administrative Agent) in (or with respect to any matters related to) the proceeding so long as Administrative Agent is not taking any action to treat such Sponsor Affiliated Lender’s Loans in a manner that is less favorable to such Sponsor Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders (including, without limitation, objecting to any debtor-in-possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise or plan of reorganization);

(6)         the provisions set forth in this Section 10.6(j), and the related provisions set forth in each Affiliate Assignment Agreement, constitute (x) a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Debtor Relief Laws and affecting the rights of creditors generally applicable to such Credit Party and (y) an irrevocable voting proxy coupled with a pledge in favor of Administrative Agent with respect to voting obligations set forth in this Section 10.6(j), and the related provisions set forth in each Affiliate Assignment Agreement;

(7)         solely in its capacity as a Lender, each Sponsor Affiliated Lender shall support and shall not object to (x) any use of cash collateral (including, without limitation, any and all terms of any cash collateral order) and/or any debtor-in-possession financing (including, without limitation, any and all terms of any financing agreement, related documents and financing order) that is supported by or consented to by Administrative Agent and (y) any sale of any assets of the Credit Parties, whether under Section 363 of the Bankruptcy Code or otherwise, that is supported by or consented to by Administrative Agent (including, without limitation, the terms and conditions of any bidding procedures orders, sale orders and any and all purchase and sale agreements and related documents);

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(8)         solely in its capacity as a Lender, each Sponsor Affiliated Lender shall be deemed to have voted in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Sponsor Affiliated Lenders, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by such Sponsor Affiliated Lender in a manner that is less favorable to such Sponsor Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders. For the avoidance of doubt, except to the extent that any plan under the Bankruptcy Code proposes to treat the Obligations held by a Sponsor Affiliated Lender in a manner that is less favorable to such Sponsor Affiliated Lender in any material respect than the proposed treatment of similar Obligations held by other Lenders, Administrative Agent is hereby irrevocably authorized and empowered (in the name of such Sponsor Affiliated Lender) to vote on behalf of such Sponsor Affiliated Lender or consent on behalf of such Sponsor Affiliated Lender in any such proceedings with respect to any and all claims of such Sponsor Affiliated Lender relating to the Obligations. Each Sponsor Affiliated Lender agrees and acknowledges that the foregoing constitutes an irrevocable proxy in favor of Administrative Agent to vote or consent on behalf of such Sponsor Affiliate Lender in any proceeding in the manner set forth above and that such Sponsor Affiliate Lender shall be irrevocably bound to any such votes made or consents given and further shall not challenge or otherwise object to such votes or consents and shall not itself vote or provide consents in the proceeding; and

(9)         solely in its capacity as a Lender, each Sponsor Affiliated Lender hereby expressly and irrevocably waives, for the benefit of Administrative Agent and the Lenders any principles or provisions of law (including as set forth in any Debtor Relief Law, statutory or otherwise) which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Sponsor Affiliated Lender’s obligations hereunder.

(k)          Assignments by Sponsor Affiliated Lenders. In connection with any sale, assignment or transfer of Term Loans by a Sponsor Affiliated Lender:

(i)          such Sponsor Affiliated Lender shall make a representation that, as of the effective date of any such Affiliate Assignment Agreement, it is not in possession of any information regarding Borrower, its Subsidiaries or its Affiliates, or their assets, Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to enter into any Affiliate Assignment Agreement that has not previously been disclosed to Administrative Agent and the Lenders; and

(ii)         the Sponsor Affiliated Lender selling Term Loans and such assignee shall execute and deliver to Administrative Agent an Affiliate Assignment Agreement.

10.7       Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8       Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9       No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

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10.10     Marshaling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11     Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12     Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13     Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14     APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF, ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST AND ANY DEFICIENCY JUDGMENT) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

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10.15     CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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10.17     Confidentiality. Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees, partners, shareholders, members or other equity holders, agents, legal counsel, independent auditors and other experts and advisors (in each case, other than Disqualified Institutions) who are involved in the consideration of the Facilities (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (ii) disclosures of such Information reasonably required by any potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations, in each case other than Disqualified Institutions (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to Moody’s and S&P in connection with obtaining ratings; provided that such Information is supplied to Moody’s and S&P after consultation with the Arrangers; provided, further, that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) to the extent not prohibited by applicable law or compulsory legal process, after providing written notice to the Credit Parties, disclosures pursuant to a subpoena or order of a court of competent jurisdiction or by a judicial, administrative agency or legislative body or committee or in any pending legal or administrative proceeding or otherwise as required by applicable law (including, without limitation, the Gaming Laws) or compulsory legal process (in which case such Person agrees to inform Borrower promptly thereof to the extent not prohibited by law); provided that each other Credit Party consents to such, (vii) disclosures made upon the request or demand of any regulatory or quasi-regulatory authority purporting to have jurisdiction over such Person or any of its Affiliates, (viii) disclosures of Information to the extent that such Information is publicly available or becomes publicly available other than by reason of improper disclosure by such Person, (ix) disclosures of Information received by such Person on a non-confidential basis from a source (other than any Credit Party or their respective affiliates, advisors, members, directors, officers, employees, agents or other representatives) not known by such Person to be prohibited from disclosing such Information to such Person by a legal, contractual or fiduciary obligation, (x) disclosures of Information to the extent that such Information was already in the respective Credit Party’s possession (other than as a result of the Credit Party being provided such information by or on behalf of the Borrower) or is independently developed by the respective Credit Party without the use of any confidential information or (xi) for purposes of establishing a “due diligence” defense. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. For the purposes of this Section 10.17, “Information” means all information received from Borrower relating to Borrower and its Subsidiaries, Affiliates and their businesses that is identified at the time of delivery as confidential, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by Borrower.

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10.18     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

10.19     Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20     Entire Agreement. With the exception of those terms contained in Sections 2, 3, 4 (including Annex A), 6, 7, 8 and 9 (other than any provision therein that expressly terminates upon execution of the Credit Documents) of the Engagement Letter, dated June 6, 2013, among Goldman Sachs, DBSI and Borrower (the “Engagement Letter”) (such terms, the “Surviving Terms”), which by the terms of the Engagement Letter remain in full force and effect all of Goldman Sachs’, DBSI’s and their respective Affiliates obligations under the Engagement Letter shall terminate and be superseded by the Credit Documents and Goldman Sachs, DBSI and their respective Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise. Borrower hereby agrees that it shall continue to be bound by the Surviving Terms.

10.21     PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.22     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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10.23     No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

10.24     Gaming Authorities. This Agreement and the other Credit Documents are subject to all applicable Gaming Laws. Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, the Agents and the Lenders acknowledge and agree that certain of their respective rights, remedies and powers under this Agreement and the other Credit Documents (including the exercise of remedial rights upon Collateral and voting of Equity Interests in (or otherwise taking control of) Persons licensed by the Gaming Authorities and/or under Gaming Laws), may be exercised only to the extent that (i) the exercise thereof does not violate any applicable laws, rules and regulations of the Gaming Authorities, including Gaming Laws, and (ii) all necessary approvals, licenses and consents (including prior approvals) from the Gaming Authorities required in connection therewith are obtained. Notwithstanding any other provision of this Agreement, the Credit Parties expressly authorize Arranger, the Agents and the Lenders to cooperate with the Gaming Authorities. The parties acknowledge that the provisions of this Section 10.24 shall not be for the benefit of any Credit Party.

10.25     Certain Matters Affecting Lenders.

(a)          If any Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws (a “Former Lender”), Administrative Agent shall have the right (but not the duty) to cause such Former Lender (and such Former Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each, a “Substitute Lender”) in accordance with the provisions of Section 10.6 and the Former Lender shall pay any fees payable thereunder in connection with such assignment; provided (1) on the date of such assignment, the Substitute Lender shall pay to the Former Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Former Lender together with all then unpaid interest with respect thereto at such time and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Former Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Former Lender pursuant to Section 2.18(c), 2.19 or 2.20, or otherwise as if it were a prepayment, but excluding the repayment premiums specified in Section 2.13. Borrower shall bear the costs and expenses of any Lender required by any Gaming Authorities to file an application for a finding of suitability in connection with the investigation of an application by any Credit Party for a license to operate a gaming establishment.

(b)          Notwithstanding anything herein to the contrary, if any Lender becomes a Former Lender, and if Administrative Agent fails to find a Substitute Lender pursuant to Section 10.25(a) within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), Borrower shall have the right (but not the duty), subject to limitations imposed by the appropriate Gaming Authority, to prepay in full the outstanding amount of all Term Loans of such Former Lender, together with all unpaid fees owing to such Former Lender and any amounts payable to such Former Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment, but excluding the repayment premiums specified in this Agreement, and, in each case where applicable, with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period. Upon either transfer to a Substitute Lender or the prepayment of all amounts owing to any Former Lender, the termination of such Former Lender’s Term Loan (whether pursuant to Section 10.25(a) or 10.25(b)), such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Former Lender to indemnification hereunder shall survive as to such Former Lender.

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10.26     NRS 40.459(1)(c).

If and to the extent Nevada law is applicable in this regard, each Credit Party waives the provisions and application of NRS 40.459(1)(c) and, without limiting the foregoing, agrees that any application of NRS 40.459(1)(c) would apply only to a circumstance where a deficiency judgment or claim was sold by Collateral Agent or any Secured Party after the obtaining of the same separate and apart from any sale or transfer of Collateral Agent’s or any such Secured Party’s interest in the Obligations. The Credit Parties stipulate that, for purposes of applying NRS 40.459(1)(c), it shall be deemed that the amount of the consideration paid by the purchaser for any transfer, sale, or other conveyance of all or any portion of the Obligations is an amount equal to the amount of the outstanding principal balance of the portion of the Obligations so purchased. Without affecting the rights actually so acquired by such a purchaser, such rights shall not be deemed to constitute in whole or part the “right to obtain a judgment” for purposes of applying NRS 40.459(1)(c).

Section 10.27. Intercreditor Agreement.

(a)          Each Lender hereunder (i) acknowledges that it has received a copy of the Intercreditor Agreement, (ii) consents to the subordination of Liens provided for in the Intercreditor Agreement, (iii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, (iv) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender and (v) acknowledges and agrees that the Collateral Agent shall also act, subject to and in accordance with the terms of the Intercreditor Agreement, as the collateral agent for the lenders and other secured parties under the First Lien Credit Agreement.

(b)          Notwithstanding anything herein to the contrary, (i) the Liens granted to the Collateral Agent pursuant to this Agreement or any other Loan Document are expressly subject and subordinate to the Liens granted in favor of the Secured Parties (as defined in the First Lien Credit Agreement), including Liens granted to DBNY, as Collateral Agent (as defined in the First Lien Credit Agreement), and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

(c)          The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

ACEP ADVERTISING AGENCY, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

ACEP INTERACTIVE, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

ACEP MANAGEMENT, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

AQUARIUS GAMING LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

ARIZONA CHARLIE’S, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

CHARLIE'S HOLDING LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

FRESCA, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

STRATOSPHERE DEVELOPMENT, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

STRATOSPHERE ENTERTAINMENT L.L.C.

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

STRATOSPHERE GAMING LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

STRATOSPHERE HOLDING, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

STRATOSPHERE LAND LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

STRATOSPHERE LEASING, LLC

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

W2007 ACEP FIRST MEZZANINE A BORROWER, L.P.,
a Delaware limited partnership

By:	W2007 ACEP First Mezzanine A Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

W2007 ACEP FIRST MEZZANINE A
GEN-PAR, L.L.C.

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

W2007 ACEP FIRST MEZZANINE B BORROWER, L.P.,
a Delaware limited partnership

By:	W2007 ACEP First Mezzanine B
Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

W2007 ACEP FIRST MEZZANINE B
GEN-PAR, L.L.C.

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

W2007 AQUARIUS GEN-PAR, L.L.C.

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

W2007 AQUARIUS PROPCO, L.P.,
a Delaware limited partnership

By:	W2007 Aquarius Gen-Par, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

W2007 ARIZONA CHARLIE’S GEN-PAR, L.L.C.

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

W2007 ARIZONA CHARLIE’S PROPCO, L.P.,
a Delaware limited partnership

By:	W2007 Arizona Charlie’s Gen-Par, L.L.C.,
a Delaware limited liability
company, its general partner

	By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

W2007 FRESCA GEN-PAR, L.L.C.

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

W2007 FRESCA PROPCO, L.P.,
a Delaware limited partnership

By:	W2007 Fresca Gen-Par, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

W2007 STRATOSPHERE GEN-PAR, L.L.C.

By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

W2007 STRATOSPHERE LAND GEN-PAR, L.L.C.

By:	/s/ Peter Weidman
	Name:	Peter Weidman
	Title:	Authorized Signatory

W2007 STRATOSPHERE LAND PROPCO, L.P.,
a Delaware limited partnership

By:	W2007 Stratosphere Land Gen-Par, L.L.C., a Delaware limited liability company, its general partner

	By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

W2007 STRATOSPHERE PROPCO, L.P.,
a Delaware limited partnership

By:	W2007 Stratosphere Gen-Par, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Peter Weidman
Name: Peter Weidman
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC,
as a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Collateral Agent, and a Lender

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President